PROSPECTUS SUPPLEMENT

(To Prospectus dated April 2, 2007)

$175,000,000	Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-141475

3.375% Convertible Senior Notes due 2012

NOTES

➢	We are offering $175.0 million aggregate principal amount of our 3.375% convertible senior notes due 2012.

➢

We will pay 3.375% interest per annum on the principal amount of the notes, payable semi-annually in arrears on July 15 and January 15 of each year, beginning on January 15, 2008. Interest will accrue on the notes from and including July 16, 2007 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

➢	The notes will mature on July 15, 2012.

CONVERSION

➢

The notes will be convertible into cash and, if applicable, shares of our common stock based on an initial conversion rate, subject to adjustment, of 20.9585 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $47.71 per share), in certain circumstances.

➢

Subject to earlier repurchase, holders may convert their notes only under the following circumstances: (1) the notes will be convertible during any calendar quarter after the calendar quarter ending September 30, 2007, if the closing sale price per share of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period; (3) the notes will be convertible upon the occurrence of specified corporate transactions; and (4) the notes will be convertible at any time from, and including, January 1, 2012 until the close of business on the second business day immediately preceding July 15, 2012.

➢

Upon conversion, holders of notes will receive cash and, if applicable, shares of our common stock based on the sum of the “daily settlement amounts” described in this prospectus supplement for the 60 consecutive trading days that begins on, and includes, the third trading day after the conversion date (or, with respect to notes converted on or after the 65th scheduled trading day prior to the maturity date, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day before the maturity date). We refer to the cash due upon conversion as the “principal return” and the shares, if any, due upon conversion as the “net shares.”

➢	A holder that surrenders notes for conversion in connection with a “make-whole fundamental change” may in certain circumstances be entitled to an increased conversion rate.

REDEMPTION AND REPURCHASE

➢	The notes are not redeemable at our option prior to maturity.

➢

Holders may require us to repurchase all or a portion of their notes upon a fundamental change, as described in this prospectus supplement, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

RANKING

➢

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of March 31, 2007, we had approximately $199.6 million of outstanding secured indebtedness, and other obligations that would effectively rank senior to the notes.

LISTING

➢

The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange.

➢

Our common stock is listed on The Nasdaq Global Select Market under the ticker symbol “KNDL.” On July 10, 2007, the last reported sale price of our common stock on The Nasdaq Global Select Market was $36.01 per share.

Investing in the notes involves significant risks. See “Risk factors” beginning on page S-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100%	$175,000,000
Underwriting discounts and commissions	3%	$5,250,000
Proceeds, before expenses, to us	97%	$169,750,000

We have granted to the underwriter the option, exercisable on or before the 30th day after the date of this prospectus supplement, to purchase up to an additional $25.0 million aggregate principal amount of notes, solely to cover over-allotments, if any.

We expect that the notes will be ready for delivery in book-entry-only form through The Depository Trust Company on or about July 16, 2007.

Sole Book-Running Manager

UBS Investment Bank

The date of this prospectus supplement is July 10, 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriter has not, authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” We are offering to sell, and seeking offers to buy, our 3.375% convertible senior notes due 2012 only in jurisdictions where those offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus” is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Kendle(SM), the Kendle logo and the names of certain other services offered by Kendle are service marks, trademarks or registered service marks or trademarks of Kendle. All other trademarks or service marks appearing in this prospectus supplement are trademarks, service marks or registered trademarks or service marks of the respective companies that utilize them.

Prospectus supplement summary

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated into them by reference. The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk factors” beginning on page S-12 and the consolidated financial statements and the notes to those statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Unless we indicate or the context otherwise requires in this prospectus supplement, “Kendle International,” “Kendle,” “we,” “us” and “our” refer to Kendle International Inc. and its subsidiaries, and the information in this prospectus supplement and accompanying prospectus assumes that the underwriter has not exercised its over-allotment option to purchase additional notes.

OUR COMPANY

Our business, established in 1981, is a global clinical research organization (“CRO”) that provides a broad range of Phase I-IV clinical development services to the biopharmaceutical industry, with specific focus on the Phase II-IV segment, from which we derived approximately 90% of our net service revenues in 2006. We are managed in two reportable segments, Early Stage and Late Stage. The Early Stage business currently focuses on our Phase I operations, while Late Stage is comprised of contract services related to Phases II through IV. We generate revenue as a service provider and our revenue is not tied to the future success of products for which we perform clinical trials. We augment the research and development activities of biopharmaceutical companies by offering high quality, value added clinical research services and proprietary information technology designed to reduce drug development time and expense.

We believe that the outsourcing of drug development activities by biopharmaceutical companies has been increasing and will continue to increase as companies strive to increase revenues through faster drug development while responding to cost containment pressures. Companies in the CRO industry, which specialize in clinical trial management, often perform the needed services with a higher level of expertise or specialization at a faster pace and at a lower cost than a biopharmaceutical company could perform internally.

Our Recent Acquisition Activity

In August 2006, we acquired the Phase II-IV Clinical Services business of Charles River Laboratories International, Inc. (“CRL Clinical Services”) for approximately $236 million including acquisition costs. We expect the acquisition to strengthen our position as one of the leading global players in the clinical development industry, adding therapeutic expertise, diversifying our customer base and expanding our capacity to deliver large global trials.

In April 2006, we completed our acquisition of Latin America CRO International Clinical Research Limited (“IC-Research”) and related companies. This business operates in Argentina, Brazil, Chile and Colombia. The acquisition supports our goal of strategic business expansion and diversification in high-growth regions to deliver global clinical trials for our customers.

Our Strategy

Our strategy is to continue to enhance our reputation as a high-quality, global provider of a full range of CRO services. Our strategy consists of the following four strategic initiatives: (i) increasing breadth and depth in all service areas across our geographic regions, better positioning us to take on increasingly large and complex clinical trials and expanding capabilities in high-growth regions; (ii) building global connectivity by working collaboratively with colleagues across units to execute large and complex clinical trials; (iii) improving operating efficiency, leading to greater profitability; and (iv) setting the stage for business mix expansion in adjacent businesses that can service other customer needs.

Our Customers and Marketing

Since our inception, we believe we have developed a strong reputation for client service and have cultivated relationships with key decision makers within our clients’ organizations. We focus on meeting or exceeding our clients’ expectations and we believe that this has been a leading factor in generating repeat business from our clients.

Our pharmaceutical, biotechnology and generic drug company clients often represent multiple sources of business for us because there are often a number of therapeutic specialty or other groups that contract separately for services within one client company. The decision by one such group to award a contract to us generally is made independently of decisions made by other groups within the same client.

Revenues from our top five customers accounted for approximately 28% of our total net service revenues for the year ended December 31, 2006. Our net service revenues from Pfizer Inc., our largest client, accounted for approximately 12% of our net service revenues for the year ended December 31, 2006. No other customer accounted for more than 10% of our net service revenues in 2006.

Our Therapeutic Expertise

We provide our services for products with a wide variety of therapeutic uses. Our largest therapeutic areas are Oncology, Central Nervous System (“CNS”) and Endocrinology. These three therapeutic areas have historically been the key strengths of our business and we believe give us a competitive advantage when bidding for new business in these spaces. As we continue to grow, we have hired individuals with specific expertise to expand our therapeutic capabilities.

Our Pipeline

We have experienced a recent significant increase in backlog. Backlog includes signed contracts and letters of intent. When new contracts are signed, we recognize the total value of the contract in backlog. Additionally, when we receive a letter of intent (“LOI”) on a particular contract, the value of the LOI is added to backlog. When contracts are cancelled, the total remaining value of that contract is deducted from backlog. During the life of the contract, we generally recognize revenue on a proportional performance (also referred to herein as “percentage-of-completion”) basis. As revenue is recognized, the corresponding amount is removed from backlog.

Backlog at March 31, 2007 was approximately $453 million, compared to approximately $200 million at March 31, 2006. Total backlog plus verbally-awarded business at March 31, 2007 was approximately $700 million, compared to approximately $342 million at March 31, 2006 and $256 million at March 31, 2005. Although we believe that our backlog may provide an indication of the revenue that may be recognized over future periods, we make no assurance that all of such amounts will actually be recognized or as to the actual periods over which we may recognize such revenue.

Book-to-bill ratio is another important metric in the CRO industry. This ratio compares the amount of net new awards (new bookings less contract cancellations) to revenue for a comparable period. Our book-to-bill ratio has been solid as we have put a greater emphasis on our sales and marketing effort and as a result of our acquisition of CRL Clinical Services. Our net book to bill ratio for the quarter ending March 31, 2007 and the fiscal years ending December 31, 2006, 2005 and 2004 was 1.4, 1.5, 1.4 and 1.3, respectively. Although we believe that our net book-to-bill ratio may provide an indication of the possible growth in net service revenue, we make no assurance that new awards will continue to be made or how profitable any such awards may be, and we make no assurances that all of such booking amounts will actually be recognized or as to the actual periods over which we may recognize such bookings.

Corporate Information

We were established in 1981 and incorporated in Ohio in 1989. Our principal executive offices are located at 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202-2816, and our telephone number is (513) 381-5550. We maintain an Internet website at www.kendle.com. Except for documents specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, the information in, or that can be accessed through, our website is not, and you should not consider it to be, a part of this prospectus supplement or the accompanying prospectus.

The offering

Issuer	Kendle International Inc.

Notes

$175.0 million aggregate principal amount of 3.375% convertible senior notes due 2012. We have granted to the underwriter an option to purchase up to $25.0 million aggregate principal amount of additional notes, solely to cover over-allotments, if any.

Maturity	The notes will mature on July 15, 2012, unless earlier repurchased or converted.

Interest payment dates

We will pay 3.375% interest per annum on the principal amount of the notes, payable semi-annually in arrears on July 15 and January 15 of each year, starting on January 15, 2008, to holders of record at the close of business on the preceding July 1 and January 1, respectively. Interest will accrue on the notes from and including July 16, 2007 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of March 31, 2007, we had approximately $199.6 million of outstanding secured indebtedness, and other obligations that would effectively rank senior to the notes. See “Description of notes—Ranking.”

Conversion rights

The notes will be convertible into cash and, if applicable, shares of our common stock, no par value per share, based on an initial conversion rate, subject to adjustment, of 20.9585 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $47.71 per share). Subject to earlier repurchase, the notes will be convertible only in the following circumstances and to the following extent:

➢	the notes will be convertible during any calendar quarter after the calendar quarter ending September 30, 2007, if the closing sale price of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

➢

the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period;

➢	the notes will be convertible if we make certain distributions on our common stock or engage in certain transactions; and

➢	the notes will be convertible at any time from, and including, January 1, 2012 until the close of business on the second business day immediately preceding July 15, 2012.

Upon conversion, holders will receive, per $1,000 principal amount being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” for each of the 60 trading days during the “cash settlement averaging period.”

The “cash settlement averaging period” with respect to any note means;

➢

for notes that are converted at any time on or after the 65th scheduled trading day prior to the maturity date of the applicable notes, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day prior to the maturity date; and

➢	in all other circumstances, the 60 consecutive trading days beginning on, and including, the third trading day following the conversion date.

The “daily settlement amount” for a given trading day consists of:

➢	cash equal to the lesser of one-sixtieth of $1,000 and the “daily conversion value”; and

➢	to the extent the daily conversion value exceeds one-sixtieth of $1,000, a number of shares equal to:

➢	the excess of the daily conversion value over one-sixtieth of $1,000, divided by

➢	the volume-weighted average price of our common stock on that trading day.

The “daily conversion value” on a given trading day generally means one-sixtieth of the product of the applicable conversion rate and the volume-weighted average price of our common stock on that trading day. We refer to the cash due upon conversion as the “principal return,” and we refer to the shares, if any, that are due upon conversion as the “net shares.”

A holder that surrenders notes for conversion in connection with a “make-whole fundamental change” may in certain circumstances be entitled to an increased conversion rate.

See “Description of notes—Conversion rights.”

Sinking fund	None.

No redemption of notes at our option	The notes are not redeemable at our option prior to maturity.

Right of holder to require us to repurchase notes if a fundamental change occurs

If a fundamental change, as described in this prospectus supplement, occurs, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

See “Description of notes—Holders may require us to repurchase their notes upon a fundamental change.”

Events of default

If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any premium and accrued and unpaid interest may become immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of notes—Events of default.”

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us, will be approximately $169.4 million (or approximately $193.6 million if the underwriter exercises its over-allotment option in full). We are required to use a portion of the net proceeds from this offering to repay debt under our credit agreement (the “Facility”). We also intend to use a portion of such proceeds to pay the cost of the convertible note hedge described below and for general corporate purposes, which may include the repayment of other indebtedness, working capital and acquisitions or investments in businesses, products or technologies that are complementary to our own. Specifically, we are required to pay at least 75% of the net proceeds of this offering towards the repayment of amounts owed under the term loan under our Facility. We also intend to use a portion of the net proceeds of the offering, and of the warrants that we expect to sell to one or more financial institutions, including UBS AG, London Branch, an affiliate of the underwriter of this offering, and JPMorgan Chase Bank, National Association, London Branch, whom we refer to as the “hedge participants” to pay the cost of the convertible note hedge that we expect to purchase from the hedge participants. We estimate that the cost of the convertible note hedge transactions that is not covered by the proceeds from the sale of the warrants will be approximately $15.9 million. If the underwriter exercises its option to purchase additional notes, then we intend to sell additional warrants and use a portion of the net proceeds from the sale of the additional notes and additional warrants to increase the size of the convertible note hedge transactions. See “Use of proceeds.”

Convertible note hedge and warrant transactions

In connection with this offering, we intend to enter into one or more convertible note hedge transactions with the hedge participants. We expect these transactions to reduce, but not eliminate, the potential dilution upon conversion of the notes. We also intend to issue warrants for our common stock to the hedge participants. These warrants could have a dilutive effect on our earnings per share if the trading price per share of our common stock exceeds the strike price of the warrants. We intend to use approximately $15.9 million of the net proceeds from this offering to pay the net cost of the convertible note hedge transactions and the warrant transactions. If the underwriter exercises its option to purchase additional notes, then we intend to sell additional warrants to the hedge participants and use a portion of the net proceeds from the sale of the additional notes and additional warrants to increase the size of the convertible note hedge transactions.

In connection with establishing their initial hedge of these transactions, the hedge participants or their affiliates may enter into various derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the value of our common stock concurrently with or following the pricing of the notes. In addition, the hedge participants or their affiliates may modify their hedge positions by entering into, or unwinding, various derivative transactions with respect to our common stock or by selling or purchasing our common stock in secondary market transactions following the pricing of the notes, including during any cash settlement averaging period for notes surrendered for conversion. These transactions could adversely impact the price of our common stock and the notes and could increase or prevent a decline in the price of our common stock.

DTC eligibility

The notes will be issued in book-entry-only form and will be represented by one or more global certificates, without interest coupons, deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See “Description of notes—Form, denomination and registration of notes.”

Listing and trading

The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange. Our common stock is listed on The Nasdaq Global Select Market under the symbol “KNDL.”

Material U.S. federal income tax considerations

For a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible, see “Material U.S. federal income tax consequences.”

Risk factors

In analyzing an investment in the notes we are offering pursuant to this prospectus supplement, you should carefully consider, along with other matters included or incorporated by reference in this prospectus supplement or the accompanying prospectus, the information set forth under “Risk factors.”

For a more complete description of the terms of the notes, see “Description of notes.” For a more complete description of our common stock, see “Description of Our Common Stock” in the accompanying prospectus.

Summary consolidated financial data

The following summary consolidated financial data for the years ended December 31, 2004, 2005 and 2006 has been derived from our audited consolidated financial statements. We derived the summary financial data as of March 31, 2007 and for the three months ended March 31, 2006 and 2007 from our unaudited financial statements. Our three month historical financial information also contains normal recurring adjustments and is not necessarily indicative of results to be expected in a full year. This information is only a summary and should be read together with the consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement and accompanying prospectus and on file with the SEC. These historical results are not necessarily indicative of results to be expected for any future period. The as adjusted summary balance sheet gives effect to the receipt of the net proceeds from the issuance and sale of the notes and the warrant transactions and the application of a portion of the net proceeds therefrom as set forth under “Use of proceeds” to repay certain indebtedness and to fund the convertible note hedge transactions described under “Convertible note hedge and warrant transactions.” For more details on how you can obtain our SEC reports incorporated by reference into this prospectus supplement, see “Where you can find additional information.”

	For the Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands except per share data)
Consolidated statements of operations:
Net service revenues	$172,888	$202,032	$283,471	$59,753	$95,439
Reimbursable out-of-pocket revenues	42,980	48,607	90,465	17,442	37,114

Total revenues	215,868	250,639	373,936	77,195	132,553
Cost and expenses:
Direct costs	96,909	108,582	152,826	30,824	49,399
Reimbursable out-of-pocket costs	42,980	48,607	90,465	17,442	37,114
Selling, general and administrative	59,797	68,216	91,796	19,885	29,993
Depreciation and amortization	9,175	7,991	10,403	1,766	3,558
Employee severance and office consolidation costs	302	—	236	—	—
Intangible impairment charge	—	—	8,200	—	—

Total costs and expenses	209,163	233,396	353,926	69,917	120,064
Income from operations	6,705	17,243	20,010	7,278	12,489
Other income (expense):
Interest income	400	1,019	1,939	551	310
Interest expense	(776)	(460)	(6,781)	(63)	(4,344)
Other	(873)	(287)	(1,795)	(228)	(1,888)
Gain on debt extinguishment	597	300	—	—	—

Total other income (expenses)	(652)	572	(6,637)	260	(5,922)
Income before income taxes	6,053	17,815	13,373	7,538	6,567
Income taxes	2,481	7,141	4,843	2,639	2,364

Net income	$3,572	$10,674	$8,530	$4,899	$4,203

Income per share data:
Basic:
Net income per share	$0.27	$0.79	$0.60	$0.35	$0.29
Weighted average shares	13,166	13,572	14,323	14,171	14,438
Diluted:
Net income per share	$0.27	$0.76	$0.58	$0.33	$0.28
Weighted average shares	13,391	14,120	14,762	14,657	14,842

	As of March 31, 2007
	Actual	As Adjusted [1]
	(in thousands)
Consolidated balance sheet data:
Cash, restricted cash, cash equivalents and short-term investments	$35,309	$61,459
Working capital	59,007	85,157
Total assets	475,849	504,989
Long term debt, less current portion	197,355	245,055
Accumulated deficit	(16,451)	(18,154)
Total shareholders’ equity	140,928	123,325

[1]

Adjusted to give effect to (1) the offering of the notes (assuming no exercise of the underwriter’s over-allotment option and not giving effect to conversion of the notes), after deducting underwriting discounts and commissions and our estimated offering expenses, (2) the sale of the warrants and the application of a portion of the net proceeds from the offering of the notes and the sale of the warrants as set forth under “Use of proceeds” to repay certain indebtedness and to fund the net cost of the convertible note hedge transactions described under “Convertible note hedge and warrant transactions,” (3) the write-off of the deferred financing costs for the portion of the term debt assumed to be paid off and (4) the recording of the underwriting discounts and commissions and estimated offering expenses from this offering as deferred financing costs.

Risk factors

Investing in the notes involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus supplement and accompanying prospectus, you should carefully consider the risks described below before purchasing the notes. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer. As a result, the trading price of the notes and our common stock may decline, and you might lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

We depend on the biopharmaceutical industry for most of our revenue.

Our revenues depend on the outsourcing trends and research and development expenditures of the biopharmaceutical industry. Economic factors and industry trends that affect companies in those industries affect our business. A slowdown in research and development spending in the biopharmaceutical industry could negatively affect our net service revenues and results of operations. Mergers and acquisitions in the biopharmaceutical industry could result in delay or cancellation of certain projects.

Our contracts may be delayed, terminated or reduced in scope with little or no notice.

Many of our contracts provide for services on a fixed-price basis and may be terminated or reduced in scope with little or no notice. Cancellations may occur for a variety of reasons, including the failure of the product to satisfy safety requirements, unexpected results of the product or the client’s decision to terminate the development of a product.

The loss, reduction in scope or delay of a large contract or the delay of multiple contracts could have a material adverse effect on our results of operations, although our contracts entitle us to receive payments for work performed in the event of a cancellation. Cancellation or delay of a large contract or multiple contracts could leave us with under-utilized resources and thereby negatively affect our net service revenues and results of operations. We believe that our aggregate backlog and verbal awards are not necessarily meaningful indicators of future net service revenues and financial results.

The fixed price nature of many of our contracts could result in financial losses.

Because many of our contracts are structured as fixed price, we are at financial risk if we initially underbid the contract or overrun the initial cost estimates. Such under-bidding or significant cost overruns could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If we fail to hire, retain and integrate qualified personnel, it will be difficult for us to achieve our goals.

Our success depends to a significant extent upon the skills, experience and efforts of our senior management team and our ability to hire qualified personnel in the regions in which we operate. The loss of any of our executive officers or other key employees, without a properly executed transition plan, could have an adverse effect on us. In addition, there is substantial competition among both CROs and biopharmaceutical companies for qualified personnel. Difficulty recruiting or retaining qualified personnel and/or unexpected recruiting costs will affect our ability to meet financial and operational goals.

Risk factors

If we are required to write off goodwill or other intangible assets, our financial position and results of operations would be adversely affected.

For the year ended December 31, 2006, we incurred a non-cash goodwill impairment charge of $8.2 million relating to a customer relationship intangible asset acquired in 2002. We had goodwill and other acquisition-related intangible assets of approximately $40 million and $254 million (after deducting the impairment charge) as of December 31, 2005 and December 31, 2006, respectively, which constituted approximately 21% and 56%, respectively, of our total assets. At March 31, 2007, we had goodwill and other acquisition-related intangible assets of approximately $253 million which constituted approximately 53% of our total assets. We periodically evaluate goodwill and other intangible assets for impairment. Any future determination requiring the write off of a significant portion of our goodwill or other intangible assets could adversely affect our results of operations and financial condition.

The CRO industry is highly competitive.

The CRO industry is comprised of a wide range of competitors, including small, niche providers as well as full-service global clinical research organizations. These companies compete based on a variety of factors, including reputation for quality performance, price, scope of service offerings and geographic presence. Some of our competitors have greater financial resources and a wider range of service offerings over a greater geographic area. Additionally, our customers have in-house capabilities to perform services that are provided by CROs. These factors potentially could have a negative impact on our ability to win business awards.

We have grown rapidly and our growth has placed, and is expected to continue to place, significant demands on us.

We have grown rapidly. Some of this growth has come as a result of acquisitions, and we continue to evaluate new acquisition opportunities. Businesses that grow rapidly often have difficulty managing their growth. Our rapid growth has placed, and is expected to continue to place, significant demands on our management, our business and on our financial, accounting, information and other systems. We need to continue recruiting and employing experienced executives and key employees capable of providing the necessary support. In addition, we will need to continue to improve our financial, accounting, information and other systems in order to effectively manage our growth. Our ability to grow successfully through acquisitions could be affected by expenses incurred in integrating an acquired company, losses of key employees from an acquired company and unforeseen risks in acquiring companies in certain geographies. We cannot assure you that our management will be able to manage our growth and integrate acquired businesses effectively or successfully, or that our financial, accounting, information or other systems will be able to successfully accommodate our external and internal growth. A failure to meet these challenges could materially impair our business. Additionally, depending upon the nature of the consideration in an acquisition, an acquisition could result in dilution to existing shareholders.

Our indebtedness could adversely affect our business and financial condition.

As of March 31, 2007, we, under our credit facility, had approximately $199.0 million outstanding under a term loan and an additional $25.0 million of borrowing capacity under a revolving line of credit (collectively, the “Facility”). On or about June 29, 2007 we made a voluntary prepayment of $15 million plus a scheduled principal payment of $500,000 on the outstanding balance of the Facility. Upon consummation of the offering, we expect to increase our borrowing capacity under our Facility by increasing our revolving line of credit by an additional $28.5 million. We had approximately $0.6 million of obligations outstanding under capital leases as of March 31, 2007. We maintain a $5.0 million multicurrency facility that is renewable annually and used in connection with our European operations. For a description of our Facility and existing indebtedness and that of our subsidiaries, see “Description of other indebtedness.”

Risk factors

Our level of indebtedness will have several important effects on our future operations. For example, we will be required to use a portion of our cash flow from operations for the payment of principal and interest due on our outstanding indebtedness. In addition, our outstanding indebtedness and leverage could increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures. Finally, the level of our outstanding indebtedness may affect our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.

General economic conditions as well as conditions affecting our operations specifically, including, but not limited to, financial and business conditions, many of which are beyond our control, may affect our future performance. As a result, these and other factors may affect our ability to make principal and interest payments on our indebtedness. Our business might not continue to generate cash flow at or above current levels. Moreover, if we are required to repatriate foreign earnings in order to pay our debt service, we may incur additional income taxes. If we cannot generate sufficient cash flow from operations in the future to service our indebtedness, we may, among other things:

➢	seek additional financing in the debt or equity markets;

➢	seek to refinance or restructure all or a portion of our indebtedness;

➢	sell selected assets; or

➢	reduce or delay planned capital expenditures.

These measures might not be sufficient to enable us to service our indebtedness. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms, if at all.

Furthermore, our credit facility contains certain restrictive covenants which will affect, and in many respects significantly limit, management’s choices in responding to business, economic, regulatory and other competitive conditions.

Change in government regulation could adversely affect us.

Government agencies regulate the drug development process utilized by us in our work with biopharmaceutical companies. Changes in regulations that simplify the drug approval process or increases in regulatory requirements that lessen the research and development efforts of our customers could negatively affect us. In addition, any failure on our part to comply with existing regulations or the adoption of new regulations could impair the value of our services and result in the termination of or additional costs under our contracts with customers.

Our international operations are subject to numerous risks.

We have international operations in many foreign countries, including South Africa, India and countries in Eastern Europe and Latin America. These operations are subject to risks and uncertainties inherent in operating in these countries, including government regulations, currency restrictions and other restraints, burdensome taxes and political instability. These risks and uncertainties could impact negatively our ability to perform large, global projects for our customers. Furthermore, our ability to deal with these issues could be affected by applicable U.S. laws and the need to protect our assets in those locations.

Our quarterly operating results may vary.

Our operating results may vary significantly from quarter to quarter and are influenced by a variety of factors, such as:

➢	Exchange rate fluctuations;

➢	Timing of contract amendments for changes in scope that could affect the value of a contract and potentially impact the amount of net service revenues from quarter to quarter;

➢	Commencement, completion or cancellation of large contracts;

Risk factors

➢	Progress of ongoing contracts;

➢	Timing of and charges associated with completed acquisitions or other events; and

➢	Changes in the mix of our services.

We believe that operating results for any particular quarter are not necessarily a meaningful indication of future results. Although fluctuations in quarterly operating results could negatively or positively affect the market price of our common stock, these fluctuations may not be related to future overall operating performance

Our financial results are exposed to exchange rate fluctuations.

For the year ended December 31, 2006, approximately 45% of our revenues were derived from operations outside the United States. Our financial statements are denominated in U.S. dollars. As a result, changes in foreign currency exchange rates could significantly affect our results of operations, financial position and cash flows as well as our ability to finance large acquisitions outside the United States.

Our business could expose us to potential liability for personal injury claims that could affect our financial condition.

Our business involves clinical trial management which includes the testing of new drugs on human volunteers. This business exposes us to the risk of liability for personal injury or death to patients resulting from, among other things, possible unforeseen adverse side effects or improper administration of a drug or device. Many of these volunteers and patients are already seriously ill and are at risk of further illness or death. Any claim or liability could have a material adverse effect on our financial position and our reputation if, as a result, we were required to pay damages or incur defense costs in connection with a claim and if: (i) such claim is outside the scope of indemnification agreements we have with clients and collaborative partners, (ii) an indemnification agreement is not performed in accordance with its terms or (iii) its liability exceeds the amount of any applicable indemnification limits or available insurance coverage. We might also not be able to purchase adequate insurance for these risks at reasonable rates in the future.

Our operations might be affected by the occurrence of a natural disaster or other catastrophic event.

We depend on our clients, investigators, collaboration partners and other facilities for the continued operation of our business. Natural disasters or other catastrophic events, including terrorist attacks, pandemic flu, hurricanes and ice storms, could disrupt our operations or those of our clients, investigators and collaboration partners, which could also affect us. Even though we carry business interruption insurance policies and typically have provisions in our contracts that protect us in certain events, we might suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies or for which the policies do not provide coverage. Any natural disaster or catastrophic event affecting us or our clients, investigators or collaboration partners could have a significant negative impact on our operations and financial performance.

Our business depends on the continued effectiveness and availability of our information technology infrastructure, and failures of this infrastructure could harm our operations.

To remain competitive in our industry, we must employ information technologies that capture, manage, and analyze the large streams of data generated during the clinical trials we manage in compliance with applicable regulatory requirements. In addition, because we provide services on a global basis, we rely

Risk factors

extensively on our technology to allow the concurrent conduct of studies and work sharing around the world. As with all information technology, our system could become vulnerable to potential damage or interruptions from fires, blackouts, telecommunications failures and other unexpected events, as well as to break-ins, sabotage or intentional acts of vandalism. Given the extensive reliance of our business on this technology, any substantial disruption or resulting loss of data that is not avoided or corrected by our backup measures could harm our business and operations.

The nature of our business exposes us to litigation and regulatory risk.

The nature of our business exposes us to litigation risk, and we are a party to lawsuits in the ordinary course of our business. While we do not believe that the resolution of any currently pending lawsuits against us will, individually or in the aggregate, have a material adverse effect on our business, financial condition or results of operations, it is possible that one or more lawsuits to which we are currently a party to or to which we subsequently become a party to, could adversely affect us in the future. In addition, failure to comply with applicable regulatory requirements can result in actions that could adversely affect our business and financial performance.

Anti-takeover provisions in our charter documents and under Ohio law may make an acquisition of us, which may be beneficial to our stockholders, more difficult, which could depress our stock price.

Certain provisions of our Articles of Incorporation and Code of Regulations and of Ohio law make it difficult for a third party to acquire control of us without the consent of our Board of Directors. These anti-takeover defenses may discourage, delay or prevent a transaction involving a change in control of us, and, accordingly, could limit the price that investors may be willing to pay for our common stock, including transactions in which holders of common stock might receive a premium for their shares over the market price. In cases where Board approval is not obtained, these provisions could also discourage proxy contests and make it more difficult for existing shareholders to elect directors of their choosing and cause us to take other corporate actions they desire. These provisions include:

➢	the authorization of undesignated preferred stock, the terms, rights, privileges and restrictions of which may be established and shares of which may be issued without shareholder approval;

➢	limitations on persons authorized to call a special meeting of shareholders; and

➢	advance notice procedures required for shareholders to nominate candidates for election as directors or to bring matters before an annual meeting of shareholders.

In addition, we have adopted a shareholder rights plan that may have anti-takeover effects which will make an acquisition of us by another company more difficult. Our shareholder rights plan provides that, in the event any person or entity acquires 15% or more of our outstanding common stock, our shareholders will be entitled to purchase shares of common stock, or in certain instances, shares of the acquirer, at a discounted price. The rights are intended to discourage a significant share acquisition, merger or tender offer involving our common stock by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on a takeover attempt that a shareholder might consider to be in our best interests.

RISKS RELATED TO THE NOTES

We have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

We have a significant amount of debt and substantial debt service requirements. As of March 31, 2007, we had a total outstanding debt balance of $199.6 million, comprised of $199.0 million outstanding

Risk factors

under our senior secured term loan facility and $0.6 million of obligations under capital leases. As adjusted to give effect to this offering, on March 31, 2007, we estimate we would have had approximately $247.3 million of outstanding debt (or $254.1 million, if the underwriter exercises its over-allotment option in full). This estimate does not take into account that on or about June 29, 2007 we made a voluntary prepayment of $15 million plus a scheduled principal payment of $500,000 on the outstanding balance of the Facility. In addition, $25.0 million is available for future borrowings under our senior secured revolving line of credit. Also, upon consummation of the offering, we expect to increase our borrowing capacity under our Facility by increasing our revolving line of credit by an additional $28.5 million. We maintain a $5.0 million multicurrency facility that is renewable annually and is used in connection with our European operations.

This level of debt could have significant consequences on our future operations, including:

➢	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

➢

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which could result in all of our debt becoming immediately due and payable and, in the case of an event of default under our secured loans, could permit the lenders to foreclose on our assets securing those loans;

➢

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

➢	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our lines of credit;

➢	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

➢	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

The notes are unsecured and effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of March 31, 2007, we had approximately $199.6 million of secured indebtedness, and other obligations that would effectively rank senior to the notes. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See “Description of notes—Ranking.”

In addition, a significant amount of our operations are conducted through our subsidiaries. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes, and, as a result, the notes will be structurally subordinated to all liabilities and other obligations of our subsidiaries. Accordingly, our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Statutory,

Risk factors

contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us except as otherwise described in this prospectus supplement. The Facility (described below) places significant limitations on our access to our subsidiaries’ assets and significant limitations on our subsidiaries’ ability to pay dividends to us. For a description of our Facility and existing indebtedness and that of our subsidiaries, see “Description of other indebtedness.” For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

Volatility of the market price of our common stock may depress the trading price of the notes.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Since January 1, 2005, the trading price of our common stock on The Nasdaq Global Select Market has ranged from a low of $7.30 per share to a high of $41.11 per share. Because the notes are potentially convertible into shares of our common stock in certain circumstances, volatility in the price of our common stock may depress the trading price of the notes. The risk of volatility and depressed prices of our common stock also applies to holders who receive shares of common stock upon conversion of their notes.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

➢	our operating and financial performance and prospects;

➢	our ability to repay our debt;

➢	investor perceptions of us and the industry and markets in which we operate;

➢	changes in earnings estimates or buy/sell recommendations by analysts; and

➢	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of the notes and the price of our common stock issued upon conversion of the notes.

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes, as described under “Description of notes—Conversion rights—Payment upon conversion,” may:

➢	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

➢	reduce our liquidity;

➢	delay holders’ receipt of the consideration due upon conversion; and

➢	subject holders to market risk before receiving any shares upon conversion.

Risk factors

If the notes become convertible, then, upon conversion, holders will receive cash and, if applicable, shares of our common stock based on the sum of the “daily settlement amounts” described in this prospectus supplement for the 60 consecutive trading days that begins on, and includes, the third trading day after the day the notes are tendered for conversion (or, with respect to notes converted on or after the 65th scheduled trading day prior to the maturity date, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day before the maturity date). We refer to this 60 trading day period as the “cash settlement averaging period.”

For so long as the notes are subject to net share settlement, we will generally deliver the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the cash settlement averaging period, which will generally be at least 65 trading days after the date holders tender their notes for conversion. In addition, because the consideration due upon conversion under net share settlement is based in part on the trading prices of our common stock during the cash settlement averaging period, any decrease in the price of our common stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, so long as the notes are subject to net share settlement, because we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

As described under “Description of notes—Conversion rights—Adjustments to the conversion rate,” we will adjust the conversion rate of the notes for certain events, including, among others:

➢	the issuance of stock dividends on our common stock;

➢	the issuance of certain rights or warrants;

➢	certain subdivisions and combinations of our capital stock;

➢	the distribution of capital stock, indebtedness or assets; and

➢	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which your notes may be convertible may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, may occur.

The increase in the conversion rate applicable to notes that holders convert in connection with a make-whole fundamental change may not adequately compensate holders for the lost option time value of the notes as a result of that fundamental change.

If a make-whole fundamental change occurs, we will under certain circumstances increase the conversion rate applicable to holders who convert their notes within a specified time frame. The amount of the increase in the conversion rate depends on the date when the fundamental change becomes effective and the applicable price described in this prospectus supplement. See “Description of notes—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of the make-whole fundamental change, the increase in the conversion rate is

Risk factors

only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

➢	you surrender a note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated; or

➢	the applicable price is greater than $105.00 per share or less than $36.01 per share (in each case, subject to adjustment).

Furthermore, a holder may not receive the additional consideration payable as a result of the increase in the conversion rate until the third business day after the effective date of the make-whole fundamental change, or even later, which could be a significant period of time after the date the holder has tendered its notes for conversion. In addition, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds 27.7701 shares per $1,000 principal amount of notes. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

We may not have the ability to raise the funds to pay interest on the notes, purchase the notes upon a fundamental change or to pay the cash payment due upon conversion.

The notes bear interest semi-annually at a rate of 3.375% per year. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of the notes, we must pay the principal return in cash. We may not have sufficient funds to pay the interest, repurchase price or principal return when due. The Facility (described below) places significant limits on our ability to repay other indebtedness. For a description of our Facility and existing indebtedness and that of our subsidiaries, see “Description of other indebtedness.” In addition, the terms of any borrowing agreements which we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a fundamental change. These agreements may also make our repurchase of notes, or the cash payment due upon conversion of the notes, an event of default under the agreements. If we fail to pay interest on the notes, repurchase the notes or pay the cash payment due upon conversion when required, we will be in default under the indenture governing the notes. See “Description of notes—Conversion rights,” “—Purchase of notes by us at the option of the holder” and “—Holders may require us to repurchase their notes upon a fundamental change.”

You may not be able to convert your notes, except during specified periods, and the value of the notes could be less than the value of the common stock into which your notes could otherwise be converted.

Except during the period from, and including, January 1, 2012 until the close of business on the second business day immediately preceding July 15, 2012, the notes are convertible only if specified conditions are met. These conditions may not be met, in which case you will not be able to convert your notes and you may not be able to receive the value of the common stock into which certain obligations under the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

➢

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

Risk factors

➢	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

➢	limit our ability to incur secured indebtedness or indebtedness that is equal or senior in right of payment to the notes;

➢	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

➢	restrict our ability to repurchase our securities;

➢	restrict our ability to pledge our assets or those of our subsidiaries; or

➢	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.

The notes are a new issue of securities for which there is currently no public market. We do not intend to list the notes on any national securities exchange. An active trading market may not develop for the notes. Even if a trading market for the notes develops, the market may not be liquid. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount.

Future issuances of common stock and hedging activities may depress the trading price of our common stock and the notes.

Any issuance of equity securities after this offering, including the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. As of December 31, 2006, there were:

➢

797,597 shares of our common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $11.55 per share, of which options to purchase 533,177 shares were exercisable;

➢	1,216,975 shares of our common stock available for future grant under our 1997 Stock Option and Stock Incentive Plan and 2003 Directors’ Compensation Plan; and

➢

1,000,000 shares of our common stock available for future grant under our 2007 Stock Incentive Plan. Now that our shareholders have adopted this 2007 Stock Incentive Plan, we intend that no more than 100,000 shares would be granted under the 1997 Stock Option and Stock Incentive Plan before we would stop granting awards under that plan.

Risk factors

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading price of the notes and any common stock that holders receive upon conversion of the notes.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the proceeds from this offering primarily for general corporate purposes, which may include the repayment of existing indebtedness, working capital and acquisitions or investments in businesses, products or technologies that are complementary to our own. We also intend to use a portion of the proceeds to pay the net cost of the convertible note hedge and warrant transactions described in this prospectus supplement. However, we will retain broad discretion over the use of the proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

Provisions in the indenture for the notes, our charter documents and Ohio law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

If a “fundamental change” (as defined in the indenture) occurs, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In the event of a “make-whole fundamental change,” we also may be required to increase the conversion rate applicable to the notes surrendered for conversion in connection with such make-whole fundamental change. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions, including the provisions of our charter documents and Ohio law described under “Description of Common Stock” in the accompanying prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you. In addition, in 1999, our Board of Directors adopted a shareholder rights plan to protect against certain types of takeover practices that could deprive our shareholders of the fair value of their shares. Our plan provides that, in the event any person or entity acquires 15% or more of our outstanding common stock, shareholders will be entitled to purchase shares of our common stock, or in certain instances, shares of the acquirer, at a discounted price.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than investors’ expectations. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than- expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have not declared or paid any cash dividends on our common stock since our initial public offering in 1997, and we currently do not anticipate paying any cash dividends in the foreseeable future, and we are, in any event, restricted by the Facility from paying any dividends. Because we do not anticipate paying cash dividends for the foreseeable future, holders who convert their notes and receive shares of our common stock will not realize a return on their investment unless the trading price of our common stock appreciates, which we cannot assure.

Risk factors

You may have to pay U.S. taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See “Description of notes—Conversion rights—Adjustments to the conversion rate.” If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. See “Material U.S. federal income tax consequences—Consequences to U.S. holders—Constructive Distributions.”

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only when we deliver shares of common stock, if any, to you upon conversion of your notes. For example, in the event that an amendment is proposed to our Articles of Incorporation or code of regulations requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the date you are deemed to have received common stock, if any, upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock. In addition, because of the contingent conversion and net share settlement features of the notes, you may not be able to convert your notes, and you may not receive any shares upon conversion.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

We intend to enter into convertible note hedge transactions with one or more financial institutions, including UBS AG, London Branch, an affiliate of the underwriter of this offering, and JPMorgan Chase Bank, National Association, London Branch, whom we refer to as the hedge participants, in connection with the issuance of the notes. We intend to also issue warrants for our common stock to the same counterparties. We expect the convertible note hedge transactions to reduce, but not eliminate, the potential dilution upon conversion of the notes. We estimate that the cost of the convertible note hedge transactions that is not covered by the proceeds from the sale of the warrants will be approximately $15.9 million. If the underwriter exercises its option to purchase additional notes, then we intend to sell additional warrants to the hedge participants and use a portion of the net proceeds from the sale of the additional notes and additional warrants to increase the size of the convertible note hedge transactions.

In connection with these hedging transactions, the hedge participants or their affiliates:

➢	expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the offering of the notes; and

➢

may enter into or unwind various derivatives or purchase or sell our common stock in secondary market transactions following the pricing of the offering of the notes (and are likely to do so during any cash settlement averaging period related to a conversion of notes).

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the offering of the notes and could decrease the price of our common stock during any cash settlement averaging period related to a conversion of notes.

Risk factors

The hedge participants, or their affiliates, are likely to modify their hedge positions in relation to the convertible note hedge and warrant transactions from time to time prior to conversion or maturity of the notes by purchasing and selling our common stock or other securities or other instruments they may wish to use in connection with such hedging. In particular, such hedging modifications are likely to occur during the cash settlement averaging periods relating to a conversion of notes, which may decrease the value of the consideration you receive upon conversion. This is because we expect that options we hold under the convertible note hedge transactions will be exercised whenever notes are converted. In order to unwind their hedge positions with respect to those exercised options, the hedge participants or their affiliates expect to sell our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the cash settlement averaging period for the converted notes.

If the convertible note hedge and warrant transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, the hedge participants, or their affiliates, may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the notes. We have agreed to indemnify the hedge participants and their affiliates for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the consideration that you will receive upon conversion of the notes, and, under certain circumstances, your ability to convert the notes.

Forward-looking statements

This prospectus supplement and the accompanying prospectus include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference are set forth under the caption “Risk factors” in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. If one or more of these risks or uncertainties materializes, or if any underlying assumptions prove incorrect, our actual results, performance and achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

Use of proceeds

We estimate that the net proceeds from the sale of notes will be approximately $169.4 million, after deducting the underwriter’s discounts and commissions and the estimated offering expenses payable by us. If the underwriter fully exercises its over-allotment option to purchase additional notes, we estimate that our net proceeds will be approximately $193.6 million.

We are required to pay at least 75% of the net proceeds ($127.3 million) from this offering to repay debt under the term loan under our Facility. Interest on the term loan is variable based on a LIBOR rate plus an applicable margin. The term loan matures in August of 2012. The proceeds of the term loan were used in connection with our acquisition of CRL Clinical Services. For a description of our Facility and existing indebtedness and that of our subsidiaries, see “Description of other indebtedness.” We also intend to use a portion of the net proceeds of the offering, and of the warrants that we expect to sell to one or more financial institutions, including UBS AG, London Branch, an affiliate of the underwriter of this offering, and JPMorgan Chase Bank, National Association, London Branch, whom we refer to as the hedge participants, to pay the cost of the convertible note hedge that we expect to purchase from them. We estimate that the cost of the convertible note hedge transactions that is not covered by the proceeds from the sale of the warrants will be approximately $15.9 million. If the underwriter exercises its option to purchase additional notes, then we intend to sell additional warrants and use a portion of the net proceeds from the sale of the additional notes and additional warrants to increase the size of the convertible note hedge transactions. We intend to use the remaining net proceeds from this offering for other general corporate purposes, which may include repayment of other indebtedness, working capital and acquisitions or investments in businesses, products or technologies that are complimentary to our own. While we regularly engage in discussions regarding possible acquisitions and investments, we have no present understandings, commitments or agreements relating to any material potential acquisitions or investments.

Although we have listed above how we currently intend to use the proceeds from this offering, our management retains broad discretion over the use of the proceeds. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in short-term, interest-bearing instruments such as U.S. government securities and municipal bonds.

In connection with the repayment of debt under our Facility as described above, we expect to incur a charge to earnings of approximately $1.7 million in the quarter in which this offering is completed in connection with the write-off of deferred financing costs for the portion of the term debt to be repaid. The amount of this charge may increase if the underwriter exercises its over-allotment option.

Market price of common stock

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “KNDL.” The following table lists the high and low sale prices of our common stock as reported on The Nasdaq Global Select Market for the periods indicated.

	High	Low
Year Ended December 31, 2005
First Quarter	$13.20	$7.30
Second Quarter	16.53	10.20
Third Quarter	28.63	13.65
Fourth Quarter	29.50	22.25
Year Ended December 31, 2006
First Quarter	$34.94	$21.40
Second Quarter	41.11	29.11
Third Quarter	37.34	21.34
Fourth Quarter	36.44	29.25
Year Ended December 31, 2007
First Quarter	$39.61	$30.02
Second Quarter	37.57	31.22
Third Quarter (through July 10, 2007)	$37.63	$35.73

On July 10, 2007, the last reported sale price of our common stock on The Nasdaq Global Select Market was $36.01 per share.

Dividend policy

We have not paid cash dividends on our common stock since our initial public offering in 1997 and do not anticipate paying cash dividends in the foreseeable future and we are, in any event, restricted by the Facility from paying any dividends. See “Description of other indebtedness.” We intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Capitalization

The following table sets forth our capitalization as of March 31, 2007:

➢	on an actual basis; and

➢

on an as adjusted basis to give effect to the sale of $175.0 million aggregate principal amount of our 3.375% convertible senior notes due 2012, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us and the warrants being issued in connection with the convertible note hedge transactions and the use of $127.3 million of net proceeds to pay down Term Debt and $15.9 million of net proceeds to fund the net cost of the convertible note hedge transactions. In addition, accumulated deficit is adjusted to give effect to the after tax impact of the write-off of the deferred financing costs ($1.7 million) for the portion of the term debt to be paid off.

The table below should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this offering memorandum.

	As of March 31, 2007
	Actual	As adjusted
	(unaudited) (in thousands, except share and per share data)
Cash, restricted cash/cash equivalents and short term investments	$35,309	$61,459

Obligations under capital leases	552	552
Term debt	199,000	71,700
3.375% convertible Senior notes due 2012	—	175,000

Total long-term debt	199,552	247,252

Shareholders’ equity:
Preferred stock, no par value per share; 100,000 shares authorized; none issued and outstanding,	—	—
Common stock, no par value per share; 45,000,000 shares authorized; 14,480,835 shares issued and 14,457,783 outstanding, actual and as adjusted (1)	75	75
Additional paid in capital	155,498	139,598
Accumulated deficit	(16,451)	(18,154)
Accumulated other comprehensive income
Net unrealized holding loss on available-for-sale securities	—	—
Unrealized gain on interest rate swap	—	—
Foreign currency translation adjustment	2,298	2,298

Total accumulated other comprehensive income	2,298	2,298

Less: Cost of Common Stock held in treasury, 23,052 shares at March 31, 2007	(492)	(492)

Total stockholders’ equity	140,928	123,325

Total capitalization	$340,480	$370,577

(1)	The number of actual and as adjusted shares of our common stock outstanding excludes the following:

➢

740,227 shares of our common stock issuable upon exercise of options, warrants and rights outstanding as of March 31, 2007, at a weighted average exercise price of $11.70 per share, of which options, warrants and rights to purchase 507,207 shares were exercisable as of that date;

➢	1,216,975 shares of our common stock available for future grant under our 1997 Stock Option and Stock Incentive Plan as of March 31, 2007;

➢	1,000,000 shares of our common stock available for future grant under our 2007 Stock Incentive Plan; and

➢

shares of our common stock initially issuable upon conversion of $175.0 million aggregate principal amount of our 3.375% convertible senior notes due 2012 and the warrants being issued in connection with the convertible note hedge transactions.

Description of notes

We will issue the notes under an indenture, dated March 21, 2007, between us and LaSalle Bank National Association, as trustee, as supplemented by a supplemental indenture thereto, to be dated as of July 16, 2007, relating to the notes. We refer to the indenture as so supplemented as the “indenture.” The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture. We will provide copies of the indenture to you upon request. The indenture is also available for inspection at the office of the trustee. The notes and the indenture, and not this description, define your legal rights as a holder of the notes.

The following description of the particular terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. For purposes of this summary, the terms “Kendle,” “Kendle International,” “we,” “us” and “our” refer only to Kendle International Inc. and not to any of its subsidiaries, unless we specify otherwise.

GENERAL

The notes we are offering:

➢

are initially limited to $175.0 million aggregate principal amount, or $200.0 million if the underwriter exercises in full its over-allotment option; we may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby, provided that such additional notes constitute part of the same issue as the notes offered hereby for U.S. federal income tax purposes; the notes offered by this prospectus supplement and the accompanying prospectus and any such additional notes would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture;

➢

bear interest at a rate of 3.375% per annum, payable semi-annually in arrears on July 15 and January 15 of each year, beginning on January 15, 2008, to holders of record at the close of business on the preceding July 1 and January 1, respectively, except as described below;

➢	will be issued in denominations of integral multiples of $1,000 principal amount;

➢	are our unsecured indebtedness and are equal in right of payment to our senior unsecured indebtedness as described under “—Ranking”:

➢

are convertible into cash and, if applicable, shares of our common stock based on an initial conversion rate of 20.9585 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $47.71 per share) under the conditions and subject to such adjustments described under “—Conversion rights”;

➢	are not redeemable at our option prior to maturity;

➢

are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “—Holders may require us to repurchase their notes upon a fundamental change,” at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

➢	mature on July 15, 2012, unless previously repurchased by us or converted.

Description of notes

All cash payments on the notes will be made in U.S. dollars.

We will issue the notes in denominations of integral multiples of $1,000 principal amount, without coupons. We will initially issue the notes as global securities in book-entry form. We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder’s registered address.

You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.

We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and will not limit our ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “—Holders may require us to repurchase their notes upon a fundamental change” and “—Consolidation, merger and sale of assets.”

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

INTEREST PAYMENTS

We will pay interest on the notes at a rate of 3.375% per annum, payable semi-annually in arrears on each July 15 and January 15 of each year, beginning on January 15, 2008. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding July 1 and January 1, respectively. Interest will accrue on the notes from and including July 16, 2007 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

If notes are converted after a record date but prior to the next interest payment date, holders of such notes at the close of business on the record date will, on the corresponding interest payment date, receive the interest payable on such notes on that interest payment date notwithstanding the conversion. However, a holder who surrenders a note for conversion after a record date but prior to the next interest payment date must pay to the conversion agent, upon surrender, an amount equal to the amount of interest payable on the corresponding interest payment date on the note being converted; provided that no such interest payment need be made to us:

➢	if the note is surrendered for conversion after the record date immediately preceding the final maturity date of that note;

Description of notes

➢

if we have specified a repurchase date following a fundamental change that is after a record date but on or prior to the next interest payment date, and the note is tendered for conversion after such record date and on or before such interest payment date; or

➢	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

CONVERSION RIGHTS

If the conditions for conversion of the notes described below, including those described under “—Conditions for conversion” and “—Conversion procedures,” are satisfied, holders of notes may, subject to prior maturity or repurchase, convert their notes in integral multiples of $1,000 principal amount into cash in an amount described below and, if applicable, shares of our common stock, based on an initial conversion rate of 20.9585 shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately $47.71 per share. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the volume-weighted average price per share of our common stock on the last trading day of the cash settlement averaging period. Except as described above, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest.

On conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, receive, in addition to the consideration that is otherwise due upon conversion, the rights under our stockholder rights agreement and any future stockholder rights plan (i.e., a poison pill) that we may establish, unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in the fourth bullet point under “—Adjustments to the conversion rate” below, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In certain circumstances, a holder must pay interest if the conversion occurs between a record date and an interest payment date. See “—Interest payments” above.

A note for which a holder has delivered a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the fundamental change repurchase price. In all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the final maturity date of the notes.

Conversion procedures

To convert a certificated note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which will initially be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the note. The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this date as the “conversion date.” To convert interests in a global note, the holder must comply with DTC’s then applicable conversion program procedures.

Description of notes

A holder that has delivered a purchase notice or repurchase notice with respect to a note, as described below, may convert that note only if the holder withdraws the notice in accordance with the indenture. See “—Purchase of notes by us at the option of the holder” and “—Holders may require us to repurchase their notes upon a fundamental change.”

We will deliver, through the conversion agent, the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the “cash settlement averaging period” described below. If a holder surrenders a note for conversion in connection with a “make-whole fundamental change” under circumstances where we must increase the conversion rate applicable to that note, then we will deliver, through the conversion agent, the consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event after the third business day after the later of:

➢	the date the holder surrenders the note for conversion;

➢	the last trading day in the applicable cash settlement averaging period; and

➢	the effective date of the make-whole fundamental change.

See “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

For a discussion of certain tax consequences to a holder that converts notes, see “Material U.S. federal income tax consequences—Consequences to U.S. Holders—Conversion of the Notes into Cash,” “—Conversion of the Notes into Common Stock and Cash” and “—Consequences to Non-U.S. holders—Sale, Exchange, Conversion or other Taxable Dispositions of Notes or Shares of Common Stock.”

Payment upon conversion

Holders that tender their notes for conversion will receive cash and, if applicable, shares of our common stock as follows:

Upon conversion, holders will receive, per $1,000 principal amount being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” (as described below) for each of the 60 trading days during the “cash settlement averaging period” (as described below).

The “cash settlement averaging period” with respect to any note means:

➢

if the note is converted during the period beginning on the 65th scheduled trading day prior to the maturity date, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day prior to the maturity date; and

➢	in all other circumstances, the 60 consecutive trading days beginning on, and including, the third trading day following the conversion date.

The “daily settlement amount,” for each of the 60 trading days during the cash settlement averaging period, consists of:

➢	cash equal to the lesser of one-sixtieth of $1,000 and the “daily conversion value” (as described below); and

➢	to the extent the daily conversion value exceeds one-sixtieth of $1,000, a number of shares equal to:

➢	the excess of the daily conversion value over one-sixtieth of $1,000, divided by

➢	the “volume-weighted average price” per share of our common stock on that trading day.

Description of notes

We will deliver cash in lieu of any fractional shares of common stock based on the volume-weighted average price per share of our common stock on the last trading day of the cash settlement averaging period.

We refer to the cash due upon conversion as the “principal return,” and we refer to the shares, if any, that are due upon conversion as the “net shares.” The “daily conversion value” on a given trading day generally means one-sixtieth of the product of:

➢	the applicable conversion rate; and

➢	the volume-weighted average price per share of our common stock on that trading day.

The “volume-weighted average price” per share of our common stock on a trading day is the volume-weighted average price per share of our common stock on the Nasdaq Global Select Market or, if our common stock is not listed on the Nasdaq Global Select Market, on the principal exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m., New York City time, on that trading day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “KNDL.UQ <Equity> VAP” (or any successor thereto). If such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized investment banking firm retained for this purpose by us.

“Trading day” generally means any day during which:

➢	trading in our common stock generally occurs; and

➢	there is no “market disruption event” (as described below).

“Market disruption event” generally means either:

➢	a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session; or

➢

the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate of at least 30 minutes of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the cash due upon conversion. Furthermore, payment of cash upon conversion may violate the terms of our then existing indebtedness. See “Risk factors—We may not have the ability to raise the funds to pay interest on the notes, purchase the notes upon a fundamental change or to pay the cash payment due upon conversion.” Our failure to pay cash on the notes when converted would result in an event of default with respect to the notes.

Conditions for conversion

The notes will become convertible only in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each holder, at its address appearing in the security register, and we will publicly announce, through a reputable national newswire service, and publish on our website, that the notes have become convertible, stating, among other things:

➢	the event causing the notes to become convertible;

➢	the time during which the notes will be convertible as a result of that event;

Description of notes

➢	if that event is a transaction described under “—Conversion upon the occurrence of certain corporate transactions,” the anticipated effective date of the transaction; and

➢	the procedures holders must follow to convert their notes, including the name and address of the conversion agent.

We will mail the notice, and make the public announcement and publication, as soon as practicable, but in no event later than the open of business on the first date the notes become convertible as a result of the event. If we fail to mail the notice or make the public announcement or publication by that time, then the notes will remain convertible for an additional business day for each business day, on or after the first date the notes become convertible, that we fail to mail such notice or make such public announcement or publication. In addition, if the event causing the notes to become convertible is a make-whole fundamental change for which we must increase the conversion rate applicable to holders that convert their notes in connection with that make-whole fundamental change, as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change,” then the increased conversion rate will continue to apply to holders that convert their notes during any period that the convertibility of the notes pursuant to that make-whole fundamental change is so extended.

Holders may surrender their notes for conversion only in the circumstances described below. In all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the final maturity date of the notes.

Conversion based on price of common stock

Prior to maturity or earlier repurchase, holders may surrender their notes for conversion during any calendar quarter after the calendar quarter ending September 30, 2007, if the “closing sale price” (as defined in the indenture) of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex date” (as defined in the indenture) of the event occurs, during that 30 consecutive trading day period.

The “closing sale price” of our common stock on any trading day generally means the closing sale price per share of our common stock (or, if no closing sale price per share is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such trading day on the U.S. principal national securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national securities exchange, as otherwise provided in the indenture.

Conversion upon satisfaction of the trading price condition

Prior to maturity or earlier repurchase, holders may surrender their notes for conversion during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 97% of the average conversion value of the notes during the note measurement period. We refer to this condition as the “trading price condition.”

Description of notes

For purposes of the trading price condition, the “conversion value” per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.

Except as described below, the “trading price” of the notes on any day generally means the average secondary market bid quotations obtained by the bid solicitation agent for $5.0 million principal amount of notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. Even still, if on a given day:

➢	the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of notes from an independent nationally recognized securities dealer; or

➢

in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be equal to 97% of the product of the closing sale price of our common stock on that day and the conversion rate in effect on that day.

The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder of at least $1.0 million in aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be equal to or less than 97% of the conversion value of the notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied.

Conversion upon the occurrence of certain corporate transactions

If:

➢

a “fundamental change,” as described under “—Holders may require us to repurchase their notes upon a fundamental change,” or a “make-whole fundamental change,” as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” occurs; or

➢

we are party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then a holder may surrender its notes for conversion at any time during the period that begins on, and includes, the 30th day before the date we originally announce as the anticipated effective date of the transaction and ends on, and includes, the 30th day after the actual effective date of the transaction. In addition, if the transaction is a “make-whole fundamental change,” then the notes may also be surrendered for conversion at any time during the “make-whole conversion period” described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change,” and if the transaction is a “fundamental change,” then the notes may also be surrendered for conversion at any time until, and including, the fundamental change repurchase date for that fundamental change. Holders that convert their notes in connection with a “make-whole fundamental change” may in some

Description of notes

circumstances also be entitled to an increased conversion rate. See “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

In addition, if we take any action, or become aware of any event, that would require an adjustment to the conversion rate as described in the third, fourth, fifth or sixth bullet point under “—Adjustments to the conversion rate” below, then we must mail to holders written notice of the action or event at least 20 days before the record, effective or expiration date, as the case may be, of the transaction. Holders may surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the close of business on the business day immediately preceding the “ex date” (as defined in the indenture) of the transaction or the expiration date for such transaction or until we announce that the transaction will not take place.

Conversion during specified periods

The notes may be surrendered for conversion at any time from, and including, January 1, 2012 until the close of business on the second business day immediately preceding July 15, 2012 or earlier repurchase.

Change in the conversion right upon certain reclassifications, business combinations and asset sales

Except as provided in the indenture and as described below, if we reclassify our common stock or are party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange, or if there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of cash, securities or other property (the “reference property”), which a holder of such note would have received (assuming, if applicable, that the holder would have made the applicable election referred to in the immediately following paragraph) if the holder had converted the note and, upon such conversion, received, immediately before the transaction, a number of shares of our common stock equal to the conversion rate then applicable multiplied by the principal amount (expressed in thousands) of the note. However, at and after the effective time of the transaction, the principal return payable upon conversion of the notes will continue to be payable in cash (instead of reference property), but the daily conversion value will be calculated based on the fair value of the reference property. Also, if the reference property consists solely of cash, then we will generally settle conversions of notes within three business days. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

If a transaction described above occurs and holders of our common stock have the opportunity to elect the form of consideration to receive in that transaction, then we will make adequate provision to give holders of the notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the “reference property” described above. Once the election is made, it will apply to all holders of our notes after the effective time of the transaction.

We will agree in the indenture not to become a party to such a transaction unless its terms are consistent with these provisions.

Description of notes

Adjustments to the conversion rate

Subject to the terms of the indenture, we will adjust the conversion rate for:

➢	dividends or distributions on our common stock payable in shares of our common stock to all holders of our common stock;

➢	subdivisions, combinations or certain reclassifications of our common stock;

➢

distributions to all or substantially all holders of our common stock of certain rights or warrants (other than, as described below, rights distributed pursuant to a stockholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share that is less than the “current market price” (as defined in the indenture) per share of our common stock on the record date for the distribution;

➢

dividends or other distributions to all or substantially all holders of our common stock of shares of our or any of our existing or future subsidiaries’ capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the bullet points below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the immediately preceding bullet point or, as described below, certain rights or warrants distributed pursuant to a stockholder rights plan) to purchase or subscribe for our securities;

➢	cash dividends or other cash distributions by us to all or substantially all holders of our common stock, other than distributions described in the immediately following bullet point; and

➢

distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing sale price per share of our common stock on the first trading day after the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet point above, then we will generally increase the conversion rate so that it equals the rate determined by multiplying the conversion rate in effect immediately before the close of business on the ex date for the cash distribution by a fraction whose numerator is the “current market price” (as defined in the indenture) per share of our common stock on the ex date and whose denominator is that “current market price” less the per share amount of the dividend or distribution. However, we will not adjust the conversion rate for such cash dividends or other cash distributions pursuant to this provision to the extent that the adjustment would reduce the conversion price below $0.01 per share of our common stock.

“Current market price” per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days ending on, but excluding, the earlier of that date or the ex date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the 10 consecutive trading day period.

To the extent any of the rights, options or warrants described in the bullet points above are not exercised before they expire, we will readjust the conversion rate to the conversion rate that would then be in effect if such rights, options or warrants had not been distributed. If we issue rights, options or warrants that

Description of notes

are only exercisable upon the occurrence of certain triggering events, then we will not adjust the conversion rate pursuant to the bullet points above until the earliest of these triggering events occurs.

The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provision for each holder of the notes to participate in the transaction without conversion as if such holder held a number of shares equal to the conversion rate in effect on the “ex date” or effective date, as the case may be, for such transaction multiplied by the principal amount (expressed in thousands) of the applicable notes held by such holder.

We will not adjust the conversion rate pursuant to the bullet points above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2007, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment. Furthermore, if a fundamental change or make-whole fundamental change, or any transaction described under “—Conversion upon the occurrence of certain corporate transactions” above, occurs, then we will give effect to all adjustments that we have otherwise deferred pursuant to this provision.

To the extent permitted by law and the continued listing requirements of the Nasdaq Global Select Market, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. However, we cannot decrease the conversion price below $0.01 per share of our common stock. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients of certain distributions.

On conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, receive, in addition to the consideration that is otherwise due upon conversion, the rights under our stockholder rights agreement or any future stockholder rights plan (i.e., a poison pill) that we may establish, unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in the fourth bullet point under “—Adjustments to the conversion rate” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

➢	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

➢	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See “Material U.S. federal income tax consequences—Consequences to U.S. holders—Constructive Distributions” and “—Consequences to Non-U.S. holders—Dividends and Constructive Distributions.”

Description of notes

Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change

If:

➢

there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (we refer to such a transaction as an “asset sale make-whole fundamental change”); or

➢

there occurs any transaction or series of related transactions (other than a “listed stock business combination” as described under “—Holders may require us to repurchase their notes upon a fundamental change”), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, amalgamation, statutory arrangement, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (we refer to such any transaction described in this and the immediately preceding bullet point as a “make-whole fundamental change”), then we will increase the conversion rate applicable to notes that are surrendered for conversion at any time from, and including, the 30th day before the date we originally announce as the anticipated effective date of the make-whole fundamental change to, and including, the 40th business day after the effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a “fundamental change,” as described under “—Holders may require us to repurchase their notes upon a fundamental change,” to, and including, the fundamental change repurchase date for that fundamental change). We refer to this period as the “make-whole conversion period.”

We will mail to holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication at least 30 days before the anticipated effective date of the make-whole fundamental change. In addition, no later than the third business day after the completion of the make-whole fundamental change, we must make an additional notice, announcement and publication announcing such completion.

If a holder surrenders a note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with the conversion.

The increase in the conversion rate

In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the “applicable price.” If the make-whole fundamental change is a transaction or series of related transactions described in the second bullet point under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock in the make-whole fundamental change. If the make-whole fundamental change is an asset sale make-whole fundamental

Description of notes

change and the consideration paid for our property and assets consists solely of cash, then the “applicable price” will be the cash amount paid for our property and assets, expressed as an amount per share of our common stock outstanding on the effective date of the asset sale make-whole fundamental change. In all other cases, the “applicable price” will be the average of the “closing sale prices” (as defined in the indenture) per share of our common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the amount of cash and, if applicable, shares that are due upon conversion, as described under “—Payment upon conversion” above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

➢	whose numerator is the conversion rate in effect immediately before the adjustment; and

➢	whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.”

Number of additional shares

(per $1,000 principal amount of notes)

	Effective date
Applicable price	July 10, 2007	July 15, 2008	July 15, 2009	July 15, 2010	July 15, 2011	July 15, 2012
$ 36.01	6.8116	6.8116	6.8116	6.8116	6.8116	6.8116
$ 40.00	6.0175	5.7739	5.4358	5.0276	4.4836	4.0415
$ 45.00	4.8264	4.5281	4.1224	3.6057	2.8556	1.2637
$ 50.00	3.9588	3.6366	3.2047	2.6468	1.8266	—
$ 55.00	3.3099	2.9825	2.5494	1.9909	1.1847	—
$ 60.00	2.8134	2.4917	2.0718	1.5357	0.7875	—
$ 65.00	2.4258	2.1162	1.7171	1.2149	0.5424	—
$ 70.00	2.1177	1.8234	1.4489	0.9851	0.3908	—
$ 75.00	1.8688	1.5914	1.2424	0.8178	0.2960	—
$ 80.00	1.6648	1.4046	1.0809	0.6936	0.2357	—
$ 85.00	1.4954	1.2521	0.9525	0.5997	0.1964	—
$ 90.00	1.3529	1.1258	0.8488	0.5273	0.1697	—
$ 95.00	1.2319	1.0201	0.7638	0.4703	0.1509	—
$100.00	1.1279	0.9304	0.6932	0.4247	0.1369	—
$105.00	1.0379	0.8536	0.6338	0.3873	0.1261	—

The exact applicable price and effective date may not be as set forth in the table above, in which case:

➢

if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;

➢	if the actual applicable price is greater than $105.00 per share (subject to adjustment), we will not increase the conversion rate; and

Description of notes

➢	if the actual applicable price is less than $36.01 per share (subject to adjustment), we will not increase the conversion rate.

However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 27.7701 shares per $1,000 principal amount. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.

Because we may not deliver the consideration due solely as a result of the increase in the conversion rate described above until after the effective date of the make-whole fundamental change, such consideration may not consist of shares of our common stock as a result of the provisions described above under the caption “—Change in the conversion right upon certain reclassifications, business combinations and asset sales.” Accordingly, the shares, if any, due as a result of such increase may be paid in reference property.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

REDEMPTION OF NOTES AT OUR OPTION

The notes are not redeemable at our option prior to maturity.

HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A FUNDAMENTAL CHANGE

If a “fundamental change,” as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the “fundamental change repurchase date,” as described below.

However, if the fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the repurchase price will not include any accrued and unpaid interest.

We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the fundamental change, as described below.

Within 20 business days after the occurrence of a fundamental change, we must mail to all holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publish the notice in The New York Times, the Wall Street Journal or another newspaper of national circulation. The notice must state, among other things:

➢	the events causing the fundamental change;

➢	the date of the fundamental change;

➢	the fundamental change repurchase date;

Description of notes

➢	the last date on which a holder may exercise the repurchase right;

➢	the fundamental change repurchase price;

➢	the names and addresses of the paying agent and the conversion agent;

➢	the procedures that holders must follow to exercise their repurchase right;

➢	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

➢

that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

➢	the certificate numbers of the notes that the holder will deliver for repurchase, if they are in certificated form;

➢	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

➢	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

➢	the name of the holder;

➢	a statement that the holder is withdrawing its election to require us to repurchase its notes;

➢	the certificate numbers of the notes being withdrawn, if they are in certificated form;

➢	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

➢	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the note on the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.

For a discussion of certain tax consequences to a holder upon the exercise of the repurchase right, see “Material U.S. federal income tax consequences—Consequences to U.S. Holders—Sale, Exchange or Other Taxable Disposition of Notes” and “—Consequences to Non-U.S. holders—Sale, Exchange, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock.”

Description of notes

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note.

A “fundamental change” generally will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” generally will be deemed to occur at such time as:

➢

any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

➢

there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934;

➢	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

➢

the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

➢	both of the following conditions are satisfied (we refer to such a transaction as a “listed stock business combination”):

➢

at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a U.S. national securities exchange (or which will be so traded when issued or exchanged in connection with such consolidation or merger); and

➢	as a result of such consolidation or merger, the notes become convertible into cash and, if applicable, solely such common stock and associated rights;

➢	the following persons cease for any reason to constitute a majority of our board of directors:

➢	individuals who on the first issue date of the notes constituted our board of directors; and

➢

any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; or

➢	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

Description of notes

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is no longer listed for trading on a U.S. national securities exchange.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, the terms of our then existing indebtedness may prohibit our payment of the fundamental change repurchase price. See “Risk factors—We may not have the ability to raise the funds to pay interest on the notes, purchase the notes upon a fundamental change or to pay the cash payment due upon conversion.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including additional senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes.

In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.

We will not repurchase any notes at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

In connection with any fundamental change offer, we will, to the extent applicable:

➢	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

➢	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

RANKING

The notes will be our unsecured senior obligations and will rank equally with all our other unsecured senior indebtedness. However, the notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness. The notes will also be structurally subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in these assets, will be structurally subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

Description of notes

A significant portion of our operations are conducted through our subsidiaries. However, the notes are exclusively our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of those subsidiaries and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

For a description of our existing indebtedness and that of our subsidiaries, see “Description of other indebtedness.”

CONSOLIDATION, MERGER AND SALE OF ASSETS

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless, among other things:

➢	such other person is an entity organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

➢	such person assumes all of our obligations under the notes and the indenture; and

➢	no default or event of default exists immediately after giving effect to the transaction or series of transactions.

However, the indenture will permit us to consolidate with or merge with or into an entity that is organized and existing under the laws of a foreign jurisdiction, so long as, among other things:

➢	the second and third bullet points above are satisfied;

➢	such entity has common stock that is directly (and not through American Depositary Receipts) listed on a U.S. national securities exchange;

➢

as a result of such consolidation or merger, the notes become convertible solely into shares of such common stock (excluding any principal return that is payable in cash and cash payments for fractional shares);

➢	such common stock has an average daily trading volume of a least $10 million during the six months immediately preceding the announcement of such consolidation or merger;

➢	such entity has consented to service of process in the United States;

➢	immediately prior to the announcement of such consolidation or merger, such entity’s market capitalization was at least $1 billion;

➢

there would be no material adverse tax consequences to holders of the notes or the underlying common stock resulting from such consolidation or merger and we have obtained an opinion of tax counsel experienced in such matters to that effect; and

➢

such entity agrees in a supplemental indenture that, in the event that any cash dividends on such common stock paid to U.S. or Swiss persons or entities are subject to tax withholding, such entity will also pay, to such U.S. or Swiss persons or entities, an amount in cash such that the net cash amount received by such persons or entities would be equal to the amount of cash such persons or entities would have received on account of such dividend if no such tax withholding applied.

Description of notes

When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.

Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes, as described under “—Holders may require us to repurchase their notes upon a fundamental change.”

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

EVENTS OF DEFAULT

The following are events of default under the indenture for the notes:

➢	our failure to pay the principal of or premium, if any, on any note when due, whether at maturity, on a fundamental change repurchase date with respect to a fundamental change or otherwise;

➢	our failure to pay an installment of interest on any note when due, if the failure continues for 30 days after the date when due;

➢	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

➢

our failure to timely provide notice as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” or “—Holders may require us to repurchase their notes upon a fundamental change”;

➢

our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

➢

a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $15.0 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

➢	failure by us or any of our subsidiaries to pay final judgments, the aggregate uninsured portion of which is at least $15.0 million, if the judgments are not paid or discharged within 30 days; and

➢

certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Securities Exchange Act of 1934) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest, and any premium on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above

Description of notes

with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest, and any premium on, all notes will automatically become immediately due and payable.

After any such acceleration, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

➢	the rescission would not conflict with any order or decree;

➢	all events of default, other than the non-payment of accelerated principal, premium or interest, have been cured or waived; and

➢	certain amounts due to the trustee are paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

➢	the holder gives the trustee written notice of a continuing event of default;

➢	the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

➢	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability, expense, damages or costs; and

➢

the trustee fails to comply with or respond to the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the initial request.

However, the above limitations do not apply to a suit by a holder to enforce:

➢	the payment of any amounts due on that holder’s notes after the applicable due date; or

➢	the right to convert that holder’s notes in accordance with the indenture.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

➢	in the payment of principal of, or premium, if any, or interest, on, any note or in the payment of the fundamental change repurchase price;

➢	arising from our failure to convert any note in accordance with the indenture; or

➢	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

Description of notes

We will promptly notify the trustee if a default or event of default occurs. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they are aware of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each holder a notice of the default or event of default within 30 days after it occurs. However, the trustee need not mail the notice if the default or event of default:

➢	has been cured or waived; or

➢	is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.

MODIFICATION AND WAIVER

We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

➢	change the stated maturity of the principal of, or the payment date of any installment of interest or any premium on, any note;

➢	reduce the principal amount of, or any premium or interest on, any note;

➢	change the place, manner or currency of payment of principal of, or any premium or interest on, any note;

➢	impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any note;

➢	modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to purchase notes upon a fundamental change;

➢	modify the ranking provisions of the indenture in a manner adverse to the holders of notes;

➢	adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

➢	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

➢

reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

➢

modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We may, with the trustee’s consent, amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

➢

evidence the assumption of our obligations under the indenture and the notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

Description of notes

➢

make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

➢	secure our obligations in respect of the notes;

➢	add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us; or

➢	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder. We and the trustee may also enter into a supplemental indenture without the consent of holders of the notes in order to conform the indenture to the description of the notes contained in this prospectus supplement.

Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, by notice to the trustee, generally may:

➢	waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

➢	waive any past default or event of default and its consequences, except a default or event of default:

➢	in the payment of principal of, or premium, if any, or interest on, any note or in the payment of the fundamental change repurchase price;

➢	arising from our failure to convert any note in accordance with the indenture; or

➢	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

DISCHARGE

We may generally satisfy and discharge our obligations under the indenture by:

➢	delivering all outstanding notes to the trustee for cancellation; or

➢

depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity or any fundamental change repurchase date, cash, and, if applicable as provided in the indenture, other consideration, sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture.

In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound.

The notes will not be subject to either the full defeasance or covenant defeasance provisions of the indenture.

Description of notes

CALCULATIONS IN RESPECT OF NOTES

We and our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, the determination of the trading price of the notes, the current market price of our common stock, the number of shares, if any, issuable upon conversion of the notes and amounts of interest payable on the notes and adjustments to the conversion rate. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification.

REPORTING

The indenture provides for us to file with the trustee, within 15 days after we are required to file the same with the SEC, after giving effect, to the extent applicable, any extension permitted by Rule 12b-25 under the Securities Exchange Act of 1934 (the “Exchange Act”), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC, pursuant to Section 13 or Section 15(d) of the Exchange Act; provided, however, that we will not be required to deliver to the trustee any materials for which we have sought and obtained confidential treatment from the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR. If we are not required to file information, documents or reports pursuant to Section 13 or Section 15(d) of the Exchange Act, we will file with the trustee and, unless the SEC will not accept such a filing, the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such periodic reports and other documents which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. We will also comply with Section 314(a) of the Trust Indenture Act of 1939, as amended.

REPORTS TO TRUSTEE

We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

UNCLAIMED MONEY

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

PURCHASE AND CANCELLATION

The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

Description of notes

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.

TRUSTEE AND TRANSFER AGENT

The trustee for the notes is LaSalle Bank National Association, and we have appointed the trustee as the paying agent, bid solicitation agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. LaSalle Bank National Association and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business. LaSalle Bank National Association is also one of the members of the lending group in our Facility.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

The transfer agent for our common stock is LaSalle Bank National Association.

LISTING AND TRADING

The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “KNDL.”

FORM, DENOMINATION AND REGISTRATION OF NOTES

General

The notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See “—Global securities” below for more information. The trustee need not register the transfer of or exchange any note for which the holder has delivered, and not validly withdrawn, a fundamental change repurchase notice, except, in the case of a partial repurchase, that portion of the notes not being repurchased.

Description of notes

See “—Global securities,” “—Certificated securities” and “Transfer restrictions” for a description of additional transfer restrictions that apply to the notes.

We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

Global securities will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC.

Investors may hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Except in the limited circumstances described below and in “—Certificated securities,” holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates.

Description of notes

DTC’s participants include securities brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

➢

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

➢	an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.

Same-day settlement and payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder’s registered address.

We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the underwriter or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus supplement concerning DTC and its book-entry system from sources that we believe to be reliable, but neither we nor the underwriter takes any responsibility for the accuracy of this information.

GOVERNING LAW

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Description of other indebtedness

In August 2006, in conjunction with our acquisition of CRL Clinical Services, we entered into a new credit agreement (the “Facility”). The Facility is comprised of a $200 million term loan that matures in August 2012 and a $25.0 million revolving credit loan that expires in August 2011. We have amended the terms of the Facility two times. Our most recent amendment, which was made on March 30, 2007, revised certain definitions, covenants and limitations in the Facility including, but not limited to, covenants regarding the maximum Total Leverage Ratio and minimum Consolidated Interest Coverage Ratio (each as defined in the Facility). This second amendment also allows us to elect to increase revolving commitments by up to an additional $30.0 million, $28.5 of which we expect to so increase upon the closing of this offering. We also maintain an existing $5.0 million Multicurrency Facility that is renewable annually and is used in connection with our European operations. As security for the payment and performance of the Facility, we and our domestic subsidiaries and Kendle Clinical Development Services Limited granted a security interest in substantially all of our and their assets and the proceeds of such property and assets. In connection with the Facility, we, our domestic subsidiaries and Kendle Clinical Development Services Limited pledged the shares of each of the following entities in favor of UBS, its affiliates and certain other lenders: AAC Consulting Group, Inc., ACER/EXCEL Inc., Kendle Americas Holding Inc., Kendle International CPU LLC, Kendle Delaware Inc., Kendle Americas Investment Inc., Kendle Americas Management Inc., Kendle NC Inc. and 65% of the shares of the following entities: Kendle Clinical Development Services Limited, Kendle Canada Inc., Kendle Czech Republic s.r.o., Kendle India Private Limited, Kendle Peru S.R.L., Kendle South Africa (Proprietary) Limited, Kendle International SRO, Kendle International Ltda., Kendle NC Inc., Kendle Argentina S.R.L., Kendle Brasil Servicos de Pesquisas Clinicas Ltda., Kendle Chile Limitada, Kendle Colombia Ltda., Kendle International Israel Ltd., Kendle International SRL, Kendle International Sp. Zoo, Kendle Clinical Development Services, SL, Kendle International Holdings Limited and Kendle GmbH. We also anticipate that we will be pledging the shares of our Kendle Sweden AB subsidiary in connection with the Facility.

The term loan required mandatory principal payments of $500,000 per quarter beginning with the fourth quarter of 2006. As a result of the $15 million prepayment made on or about June 29, 2007, we no longer are required to make these mandatory principal payments. In addition, commencing with the conclusion of the fiscal year ending December 31, 2007, we must prepay 50% of our excess cash flow for the year, which is generally calculated based on our EBITDA minus, among other components, our debt service obligations, capital expenditures and changes in working capital. Any reference herein to the Facility’s definition of excess cash flow and its components or calculation is qualified in its entirety to the documents governing the Facility as filed with the SEC.

Interest on the term loan is variable based on a LIBOR rate plus an applicable margin. The applicable margin is currently at 2.50% and will vary based on our leverage ratio (as defined in the agreement). The interest rate in effect on the term loan for the first quarter of 2007 was approximately 7.60%, after giving effect to the hedge agreements described in the next sentences. The Facility requires that we enter into hedge agreements to fix the interest rate on at least 40% of the outstanding amount of the term loan for a minimum of three years. In February 2007, we entered into hedge agreements to fix the interest rate on a portion of the debt via interest rate swap and collar arrangements. The hedge agreements do not qualify for hedge accounting treatment under SFAS No. 133, and all changes in the fair market value of the hedge will be recorded in our Consolidated Statements of Operations.

Interest on the revolving loan is also based on a LIBOR rate plus an applicable margin which varies based on our leverage ratio.

The Facility contains various affirmative and negative covenants, including financial covenants regarding maximum leverage ratio, minimum interest coverage ratio and limitations on capital expenditures. The

Description of other indebtedness

Facility also imposes limitations on our ability to incur, assume, or permit additional indebtedness, create or permit liens on our assets, make investments and loans, engage in certain mergers or other fundamental changes, dispose of assets, make distributions or pay dividends or repurchase stock, enter into transactions with affiliates, and engage in sale-leaseback transactions. Specifically, the Facility prevents us from paying any dividends. We are in compliance with the financial covenants contained in the Facility as of March 31, 2007.

We incurred debt issuance costs of approximately $5.6 million related to the Facility. Debt issuance costs are presented as a component of Other Assets in our Consolidated Balance Sheet and are amortized over the life of the term loan or revolving credit loan. In connection with the repayment of a portion of the outstanding term debt under the Facility with net proceeds from this offering, we expect to incur a charge of approximately $1.7 million in the quarter in which the offering of the notes is completed to write off a portion of these debt issuance costs.

At March 31, 2007, no amounts were outstanding under our revolving credit loan, $199.0 million was outstanding under the term loan and no amounts were outstanding under the $5.0 million Multicurrency Facility. At March 31, 2007, we also had approximately $0.6 million in obligations outstanding under capital leases. On or about June 29, 2007 we made a voluntary prepayment of $15 million plus a scheduled principal payment of $500,000 on the outstanding balance of the Facility.

In the first quarter of 2007, we entered into foreign currency hedging transactions to mitigate exposure in movements between the U.S. dollar and British Pounds Sterling and U.S dollar and Euro. The hedging transactions are designed to mitigate our exposure related to two intercompany notes between Kendle NC Inc., as lender, and our subsidiaries in each of the United Kingdom and Germany. The note between Kendle NC Inc. and Kendle Clinical Development Services Ltd. is denominated in Pounds Sterling and had an outstanding principal amount of approximately $62.3 million at March 31, 2007. The note between Kendle NC Inc. and Kendle GmbH is denominated in Euro and had an outstanding principal amount of approximately $24.7 million at March 31, 2007. The hedge agreements do not qualify for hedge accounting treatment under SFAS No. 133.

Convertible note hedge and warrant transactions

In connection with this offering, we intend to enter into one or more convertible note hedge transactions with one or more financial institutions, including UBS AG, London Branch, an affiliate of the underwriter of this offering and JPMorgan Chase Bank, National Association, London Branch, whom we refer to as the hedge participants. We expect the convertible note hedge transactions to reduce, but not eliminate, the potential dilution upon conversion of the notes. To the extent our stock price exceeds the strike price of the warrants, the dilution mitigation under the convertible note hedges will be limited as a result of dilution to the extent that the then market value per share of our common stock exceeds the strike price of the warrants. We intend to use approximately $15.9 million of the net proceeds from this offering to pay the net cost of the convertible note hedge transactions and the warrant transactions. If the underwriter exercises its option to purchase additional notes, then we intend to sell additional warrants to the hedge participants and use a portion of the net proceeds from the sale of the additional notes and additional warrants to increase the size of the convertible note hedge transactions.

The convertible note hedge and warrant transactions are separate transactions to be entered into by us with the hedge participants, are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge and warrant transactions.

For a discussion of the potential impact of market or other activity by the hedge participants, or their affiliates, in connection with the convertible note hedge and warrant transactions, see “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Material U.S. federal income tax consequences

NOTICE PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230: ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED UNDER U.S. TAX LAWS. THE DISCUSSION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE NOTES ADDRESSED HEREIN. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, so as to result in U.S. federal income tax consequences different from those discussed below. This summary deals only with a note or share of common stock held as a capital asset by a beneficial owner who purchased the note on original issuance at its “issue price” (the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

➢

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

➢

tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

➢	tax consequences to U.S. Holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

➢	tax consequences to investors in pass-through entities;

➢	alternative minimum tax consequences, if any;

➢	any state, local or foreign tax consequences; and

➢	estate or gift tax consequences, if any.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Material U.S. federal income tax consequences

As used herein, the term “U.S. Holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

➢	an individual citizen or resident of the United States;

➢

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

➢	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

➢

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of notes or shares of common stock received upon conversion of the notes that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

CONSEQUENCES TO U.S. HOLDERS

Payment of Interest

Interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount. If, however, the notes are issued for an amount that is less than the principal amount and the difference is more than a de minimis amount (as set forth in the applicable Treasury regulations), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method.

Sale, Exchange or Other Taxable Disposition of Notes

Except as provided below under “—Consequences to U.S. Holders—Conversion of Notes” a U.S. Holder will generally recognize gain or loss upon the sale, exchange or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as described under “—Consequences to U.S. Holders—Payment of Interest” above) upon the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s tax basis in a note will generally be equal to the amount that the U.S. Holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange or other taxable disposition of the note, a U.S. Holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder who sells a note at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under the Treasury regulations.

Material U.S. federal income tax consequences

Conversion of the Notes into Cash

If a U.S. Holder receives solely cash in exchange for notes upon conversion, the U.S. Holder’s gain or loss will be determined in the same manner as if the U.S. Holder disposed of the notes in a taxable disposition (as described above under “—Consequences to U.S. Holders—Sale, Exchange or Other Taxable Disposition of Notes”).

Conversion of the Notes into Common Stock and Cash

The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S. Holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization. If a combination of cash and our common stock is received by you upon conversion of notes, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion would be treated as a recapitalization (although there can be no assurance that the IRS will not challenge this conclusion). In such case, gain, but not loss, would be recognized equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as described under “Payment of Interest” above, and cash in lieu of a fractional share) over a U.S. Holder’s adjusted tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. Holder would receive in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the note that is allocable to the fractional share. Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s holding period for shares of common stock would include the period during which the U.S. Holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Alternative Treatment as Part Conversion and Part Redemption. If the above-discussed conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “—Consequences to U.S. Holders—Sale, Exchange or Other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received on such a conversion would be treated as received upon a conversion of the note, which generally would not be taxable to a U.S. Holder except to the extent of any common stock received with respect to accrued interest. In that case, the U.S. Holder’s adjusted tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is treated as sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Material U.S. federal income tax consequences

Alternative Treatment as Fully Taxable Exchange. Alternatively, the transaction might be treated as a fully taxable exchange of the entire note for a combination of cash and common stock.

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by certain non-corporate U.S. holders (including individuals), for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the description above under “—Consequences to U.S. Holders—Distributions.” It is unclear, however, (i) whether a constructive dividend deemed paid to a U.S. Holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received and (ii) whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. Holder would not give rise to any cash from which any applicable backup withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale or Other Taxable Dispositions of Common Stock

Upon the sale or other taxable dispositions of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder is treated as having held the common stock for more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Material U.S. federal income tax consequences

A U.S. Holder who sells common stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under the Treasury regulations.

Possible Effect of the Change in Conversion Consideration After a Change in Control

In certain situations, as described under “Description of notes—Change in the conversion right upon certain reclassifications, business combinations and asset sales,” we may provide for the conversion of the notes into shares of an acquirer or other property. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a U.S. Holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. In addition, the U.S. federal income tax consequences of a conversion following any such change in conversion consideration could be materially different than those described above under “Consequences to U.S. holders—Conversion of notes.”

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient such as a corporation and, when required certifies that it is an exempt recipient. Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

CONSEQUENCES TO NON-U.S. HOLDERS

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a Non-U.S. Holder provided that:

➢

interest paid on the note is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

➢

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

➢	the Non-U.S. Holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

➢	the Non-U.S. Holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

➢

(a) the Non-U.S. Holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the Non-U.S. Holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the Non-U.S. Holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury regulations.

Special certification rules apply to Non-U.S. Holders that are pass-through entities.

Material U.S. federal income tax consequences

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the Non-U.S. Holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and Constructive Distributions

Any dividends paid to a Non-U.S. Holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “—Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a Non-U.S. Holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A Non-U.S. Holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition of a note or common stock (as well as upon the conversion of a note into cash or into a combination of cash and stock) will not be subject to U.S. federal income tax unless:

➢

that gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

Material U.S. federal income tax consequences

➢	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
➢

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the Non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be; provided, that as long as our common stock is regularly traded on an established securities market, only Non-U.S. holders who have held more than 5% of such class of stock at any time during such five-year or shorter period would be subject to taxation under this rule. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If you are a Non-U.S. Holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, conversion or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. Holder. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange, conversion or other taxable disposition of a note or common stock (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. Holder and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. Any amounts (including common stock) which a Non-U.S. Holder receives on a sale, exchange, conversion or other taxable disposition of a note which are attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Consequences to Non-U.S. Holders— Payments of Interest.”

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of interest and dividends paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “—Consequences to Non-U.S. Holders—Payments of Interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient).

In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Underwriting

We are offering the notes described in this prospectus supplement through the underwriter, UBS Securities LLC. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase $175,000,000 aggregate principal amount of notes.

The underwriting agreement provides that the underwriter must buy all of the notes if it buys any of them. However, the underwriter is not required to take or pay for the notes covered by the underwriter’s over-allotment option described below.

The notes are offered subject to a number of conditions, including:

➢	receipt and acceptance of the notes by the underwriter, and

➢	the underwriter’s right to reject orders in whole or in part.

In connection with this offering, the underwriter or certain securities dealers may distribute prospectuses electronically.

Over-allotment option

We have granted the underwriter an option to buy up to $25,000,000 principal amount of additional notes. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriter has 30 days from the date of this prospectus supplement to exercise this option.

Commissions and discounts

Notes sold by the underwriter to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriter to securities dealers may be sold at a discount of up to 1.80% of the principal amount of the notes. Any of these securities dealers may resell any notes purchased from the underwriter to other brokers or dealers at a discount of up to 0.60% of the principal amount of the notes. If all the notes are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. Sales of notes made outside of the United States may be made by affiliates of the underwriter.

The following table shows the per note and total underwriting discounts and commissions (expressed as a percentage of the principal amount of notes and as a dollar amount) we will pay to the underwriter, assuming both no exercise and full exercise of the underwriter’s option to purchase up to $25,000,000 principal amount of additional notes:

	No Exercise	Full Exercise
Per note	3%	3%
Total	$5,250,000	$6,000,000

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $400,000.

No sales of similar securities

We, our executive officers and directors have entered into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of

Underwriting

UBS Securities LLC, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock, any of our debt securities or any of our other securities that are substantially similar to our common stock or the notes, or any securities that are convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, these securities. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may in its sole discretion release all or some of the securities from these lock-up agreements.

If:

➢	during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day lock-up period and ends on the last day of the 90-day lock-up period,

-	we issue an earnings release; or

-	material news or a material event relating to us occurs; or

➢	prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period,

then the 90-day lock-up period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs.

Indemnification and contribution

We have agreed to indemnify the underwriter and its controlling persons and certain affiliates against certain liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we will contribute to payments the underwriter and these controlling persons and affiliates may be required to make in respect of those liabilities.

Listing and trading

The notes offered by this prospectus supplement are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by the underwriter that it intends to make a market in the notes, but the underwriter is not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurances as to the development or liquidity of any trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. Our common stock is listed on The Nasdaq Global Select Market under the ticker symbol “KNDL.”

Price stabilization, short positions, passive market making

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of the notes or our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids;

➢	covering transactions; and

➢	passive market making.

Underwriting

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes or our common stock while this offering is in progress. These transactions may also include making short sales of the notes, which involve the sale by the underwriter of a greater amount of notes than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriter will consider, among other things, the price of notes available for purchase in the open market compared to the price at which it may purchase notes through the over-allotment option. The underwriter must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of notes in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of the notes or our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions in the over-the-counter market or otherwise.

In addition, in connection with this offering, the underwriter (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the notes or our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Affiliations

The underwriter and its affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they have received or will receive customary fees.

The underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Concurrently with this offering, we intend to enter into convertible note hedge transactions with one or more financial institutions, including UBS AG, London Branch, an affiliate of the underwriter of this offering. We also intend to enter into warrant transactions with these same financial institutions, including UBS AG, London Branch. If the underwriter exercises its over-allotment option, we intend to use a portion of the net proceeds from the sale of the additional notes to increase the size of the convertible note hedge transactions and to sell additional warrants to the same financial institutions.

Notice to investors

European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, the notes may not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, the notes may be offered to the public in that Relevant Member State at any time:

➢	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

➢

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

➢	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

The notes may not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done in relation to the notes, and the shares of our common stock underlying the notes, in, from or otherwise involving the United Kingdom. In addition, each underwriter may only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement may only be directed at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, investment or investment activity to which this prospectus supplement relates may be made available only to, and may be engaged only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above).

Notice to investors

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the notes that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; Notes may not be offered or sold, directly or indirectly, to the public in France except to permitted investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree N7 2004-1019 of September 28, 2004 and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus supplement or any other materials related to the offer or information contained therein relating to the notes, and the common stock underlying the notes, has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any common stock acquired by any Permitted Investors may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.

Italy

The offering of the notes has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, or the CONSOB) pursuant to Italian securities legislation and, accordingly, the notes, and the common stock underlying the notes, may not be offered, sold or delivered, nor may copies of this prospectus supplement or any other documents relating to the notes or the offering be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or Regulation No. 11522.

Any offer, sale or delivery of the notes or the shares of common stock underlying the notes or distribution of copies of this prospectus supplement or any other document relating to the notes or the offering in Italy may only be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, may only be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended, or the Italian Banking Law, Legislative Decree No. 58 of February 24, 1998, as amended, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing notes in the offering is solely responsible for ensuring that any offer or resale of notes, or shares of common stock underlying the notes, it purchased in the offering occurs in compliance with applicable laws and regulations.

This prospectus supplement and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Notice to investors

In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospective Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, warranties and representations set out under the heading “European Economic Area” above shall apply to Italy.

Germany

Notes may not be offered or sold or publicly promoted or advertised by any underwriter in the Federal Republic of Germany other than in compliance with the provisions of the German Securities Prospectus Act (Wertpapierprospektgestz—WpPG) of June 22, 2005, as amended, or of any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

Spain

Neither the notes nor the shares of common stock underlying the notes nor this prospectus supplement have been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission (Comisión Nacional del Mercado de Valores). Accordingly, the notes may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of articles 30bis of the Spanish Securities Markets Law of 28 July 1988 (Ley 24/1988, de 28 de Julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder.

Sweden

This is not a prospectus under, and has not been prepared in accordance with the prospectus requirements provided for in, the Swedish Financial Instruments Trading Act (lagen (1991:980) om handel med finasiella instrument) nor any other Swedish enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish public body has examined, approved, or registered this document.

Switzerland

The notes and the shares of common stock underlying the notes may not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus supplement nor any other solicitation for investments in the notes may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the underwriters’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. The notes and our common stock underlying the notes will not be listed on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The notes offered hereby have not been registered with the Swiss Federal Banking Commission and have not been authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of the notes or shares of our common stock underlying the notes.

Legal matters

The validity of the securities offered by this prospectus supplement will be passed upon for us by Keating Muething & Klekamp PLL, Cincinnati, Ohio. Dewey Ballantine LLP, New York, New York, is counsel for the underwriter in connection with this offering.

Experts

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement and accompanying prospectus by reference from our annual report on Form 10-K and the combined balance sheet of CRL Clinical Services as of October 20, 2004, and the related combined statement of operations, changes in invested equity and total comprehensive income, and cash flows for the period from January 1, 2004 to October 20, 2004 incorporated in this prospectus supplement and accompanying prospectus by reference from our current report on Form 8-K/A filed November 1, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined audited historical financial statements of CRL Clinical Services included in our current reports on Form 8-K/A filed November 1, 2006 and March 21, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find additional information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our public filings are also available to the public at the SEC’s web site at http://www.sec.gov. You may also inspect copies of these materials and other information about us at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1500.

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K or that is furnished in the future, which information is not deemed filed under the Exchange Act):

➢

our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007, and our amended annual report on Form 10-K/A filed on March 21, 2007 (File No. 000-23019);

➢	our quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed on May 10, 2007, and our amended quarterly report on Form 10-Q/A filed on May 15, 2007;

➢

our current reports on Form 8-K filed on June 28, 2007, May 15, 2007, May 7, 2007, April 13, 2007, March 13, 2007 and August 18, 2006, and our current reports on Form 8-K/A filed on November 1, 2006 and March 21, 2007 (in each case excluding the portions deemed “furnished” and not “filed” with the SEC); and

➢

the description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statements on Form 8-A, filed with the SEC on August 22, 1997 and September 7, 1999, including any amendments or reports filed for the purpose of updating such description.

These documents may also be accessed on our website at www.kendle.com. Except for information specifically incorporated by reference in this prospectus supplement or the accompanying prospectus contained in, or accessible through, our website, information on our website is not a part of this prospectus supplement or the accompanying prospectus.

We make available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC.

Required filings by our officers and directors with respect to us furnished in electronic form are also made available on our website as are our proxy statement for our annual meeting of shareholders. These filings may also be read or copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC.

Where you can find additional information

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (Registration No. 141475) we have filed with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or internet site. Our statements in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement or the accompanying prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus but not delivered with the prospectus supplement or the accompanying prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Investor Relations Department at Kendle International Inc., at 441 Vine Street, Suite 1200, Cincinnati, Ohio 45202, telephone: (513) 381-5500.

PROSPECTUS

$300,000,000

Debt Securities, Common Stock, Preferred Stock, Warrants and

Depositary Shares

By this prospectus and an accompanying prospectus supplement, we may from time to time offer and sell, in one or more offerings, up to $300,000,000, in any combination, of debt securities, common stock, preferred stock, warrants and depositary shares.

We will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “KNDL.” On March 20, 2007, the closing price of our common stock as reported by the NASDAQ Global Select Market was $32.29 per share.

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under the section entitled “ Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 2, 2007.

About this prospectus

This prospectus is part of a registration statement filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities which may be offered. Each time securities are offered for sale, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits) contains additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that establish the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that establish the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices referenced under the following heading. Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “Kendle,” or the “Company” refer to Kendle International Inc. and all its subsidiaries and predecessors as a combined entity.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also access these filings free of charge through our Internet site at www.Kendle.com. Other than information specifically incorporated by reference in this prospectus, information on our Internet site is not part of this prospectus.

The SEC allows us to “incorporate by reference” the information that we file with it. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission.

SEC Filings (File No. 0-13375)	Period
Annual Report on Form 10-K	Year Ended December 31, 2006 (including Form 10-K/A filed on March 21, 2007)
Quarterly Reports on Form 10-Q	None
Current Reports on Form 8-K	Dated August 16, 2006 (as amended on November 1, 2006 and March 21, 2007) and March 7, 2007
Form 8-A Registration Statements	Filed on August 22, 1997 and September 7, 1999

All documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the end of the offering of the securities under this document shall also be deemed to be incorporated in this prospectus by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain a copy of these filings without charge, by writing or telephoning us at the following address:

Jarrod B. Pontius, Esq.

Senior Corporate Counsel

1400 Carew Tower

441 Vine Street

Cincinnati, Ohio 45202

(513) 381-5550

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. No one else is authorized to provide you with any other information or any different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Special note regarding forward looking statements

This prospectus contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used. Such statements are based upon our current expectations and speak only as of the date made. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties. These risks and uncertainties include, but are not limited to:

➢	the impact of competition in the clinical research organization industry;

➢	dependence on the outsourcing trends and research and development expenditures of the biopharmaceutical industry;

➢	reliance on key customers;

➢	financial difficulties experienced by customers;

➢	the delay, termination or reduction in scope of customer contracts;

➢	changes in government regulation;

➢	fluctuations in operating results or costs;

➢	fluctuations in foreign currency exchange rates or restrictions;

➢	unexpected difficulties in integrating acquired businesses; and

➢	the ability to retain key employees of acquired businesses.

The Company has no obligation to update publicly any forward-looking statements to reflect subsequent events or circumstances.

Risk factors

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, incorporated by reference in this prospectus, including, without limitation, the “Risk Factors” contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, before making an investment decision. For more information see “Where You Can Find More Information.”

Kendle International Inc.

Kendle is a leading clinical research organization delivering innovative and robust clinical development solutions—from first-in-human studies through market launch and surveillance—to help the world’s biopharmaceutical companies maximize product life cycles and grow market share. Our global clinical development business is focused on five regions—North America, Europe, Asia/Pacific, Latin America and Africa—to meet customer needs. As of the date of this prospectus Kendle has 46 office locations in 25 countries on five continents.

Our principal executive offices are located at 1200 Carew Tower, 441 Vine Street, Cincinnati, Ohio, 45202, and our telephone number is (513) 381-5550. Our Internet address is www.Kendle.com. Other than information specifically incorporated by reference in this prospectus, information on our Internet site is not part of this prospectus.

Use of proceeds

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of any securities offered by us for general corporate purposes, which may include repaying indebtedness, making additions to our working capital, funding future acquisitions or for any other purpose we describe in the applicable prospectus supplement. Until the net proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term marketable securities.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,
2006	2005	2004	2003	2002	2001
2.28	6.92	2.94	1.30	(16.94)	3.51

The ratio of earnings to fixed charges has been computed by dividing total earnings by total fixed charges. Earnings were calculated by adding income (loss) before income taxes and fixed charges. Fixed charges consist of interest, amortized expenses related to indebtedness and one-third of rent expense as representative of the interest portion of rentals.

As a result of the loss before income taxes incurred in the year 2002, the ratio of earnings to fixed charges was less than 1:1. The deficiency in 2002 was ($61,095), in thousands.

Description of the securities we may offer

We may issue, in one or more offerings, any combination of senior or subordinated debt securities, common stock, preferred stock, warrants or depositary shares.

This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered. These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and net proceeds to us. Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

Description of debt securities

GENERAL

The debt securities will be governed by an indenture between Kendle and, unless we name another trustee in the applicable prospectus supplement, LaSalle Bank, National Association, as trustee. There may be more than one trustee under the indenture for different series of debt securities. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Remedies If An Event of Default Occurs.” Second, the trustee may perform administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices.

The debt securities may be secured or unsecured and may include senior debt securities and subordinated debt securities.

This section summarizes the general terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will indicate whether the debt securities are senior debt securities or subordinated debt securities and will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the indenture or the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture and the debt securities. The forms of the indenture and the debt securities are or will be filed as exhibits to or incorporated by reference in the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

The prospectus supplement relating to any series of debt securities will describe the following specific financial, legal and other terms particular to such series of debt securities:

➢	the title of the debt securities;

➢	any limit on the aggregate principal amount of the debt securities;

➢	the date or dates on which the debt securities will mature;

➢	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, and the date or dates from which the interest will accrue;

➢	the purchase price and other terms on which the debt securities may be redeemed, at our option or otherwise;

➢	the dates on which interest on the debt securities will be payable and the regular record dates for those interest payment dates;

➢	the place or places where the principal of and premium, if any, and interest shall be payable, and where the debt securities may be surrendered for transfer or exchange;

➢

the date, if any, after which and the price or prices at which the debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provisions;

➢	any mandatory or optional sinking funds or analogous provisions or provisions for redemption or repurchase at the holder’s option;

➢	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

Description of debt securities

➢

if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon the declaration of acceleration of the maturity of those debt securities;

➢	any addition to, or modification or deletion of, any events of default or covenants with respect to the securities;

➢	any index or formula used to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

➢	any provisions relating to the defeasance of our obligations in connection with the debt securities;

➢	any provisions regarding the convertibility or exchangeability of the debt securities into our common stock or other securities;

➢	the terms of any transfer, mortgage, pledge or assignment as security for the debt securities;

➢

whether any debt securities will be issued in the form of a global security, and any circumstances under which a global security may be exchanged for debt securities registered in the names of persons other than the depositary for the global security or its nominee;

➢	whether the debt securities are senior or subordinated debt securities, and any related provisions (including, if applicable, subordination provisions); and

➢	any other material terms of the debt securities.

The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of your debt securities to be described in the prospectus supplement. The prospectus supplement relating to the debt securities will be attached to the front of this prospectus.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law.

EVENTS OF DEFAULT

General

You will have special rights if an “event of default” occurs with respect to any series, and is not cured, as described later in this subsection. Under the indenture, the term “event of default” with respect to any series of debt securities means any of the following:

➢	we do not pay interest on any debt securities of that series within 30 days of its due date;

➢	we do not pay the principal or any premium on any debt securities of that series on its due date;

➢	if applicable, we do not make a sinking fund payment on its due date;

➢	we remain in breach of any covenant or warranty described in the indenture and applicable to the debt securities of that series for 60 days after we receive a notice stating we are in breach;

➢	certain events of bankruptcy, insolvency or reorganization of us; or

➢	any other event of default applicable to the series of debt securities and set forth in the applicable prospectus supplement.

Description of debt securities

Remedies if an Event of Default Occurs

With respect to events of default relating to certain events of bankruptcy, insolvency or reorganization of us, all principal and accrued interest on the debt securities shall become immediately due and payable. If another event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

Except in cases of default, where a trustee has some special duties, a trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture.

In general, before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

➢	you must give the trustee written notice that an event of default has occurred and remains uncured;

➢

the holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

➢	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

➢

the trustee must not have received from holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice during the 60 day period after receipt of the above notice.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

MODIFICATION

There are three types of changes we can make to the indenture and the debt securities through a supplemental indenture.

Changes Requiring Your Approval

First, there are changes that cannot be made to the indenture or your debt securities without your specific approval. Following is a list of those types of changes:

➢	a change in the payment due date of the principal or interest on a debt security;

➢	a reduction in any amounts due on a debt security;

➢	a reduction in the amount of principal payable upon acceleration of the maturity of a debt security following a default;

Description of debt securities

➢	a change in the place of payment on a debt security;

➢	any impairment of your right to sue for payment;

➢	a reduction in the percentage in principal amount of debt securities, the consent of whose holders is required to modify or amend the indenture;

➢

a reduction in the percentage in principal amount of debt securities, the consent of whose holders is required to waive compliance with certain provisions of the indenture or to waive certain defaults;

➢	modification of any other aspect of the provisions dealing with modification and waiver of the indenture; and

➢	any other change specified in the prospectus supplement relating to the debt securities of that series.

Changes Requiring a Majority Vote

The second type of change to the indenture and the debt securities is the kind that requires consent of the holders of a majority in principal amount of the outstanding debt securities of the particular series affected. With a majority vote, the holders may waive past defaults, provided that such defaults are not of the type described previously under “Changes Requiring Your Approval.”

Changes Not Requiring Approval

The third type of change does not require any vote by holders of debt securities. This type of change is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

SEC REPORTING

Pursuant to the Indenture, we are required to deliver to the trustee, no later than the time such report is required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (including, without limitation, to the extent applicable, any extension permitted by Rule 12b-25 under the Exchange Act), a copy of each report we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, that we will not be required to deliver to the trustee any material for which we have sought and received confidential treatment from the SEC; provided further, each such report will be deemed to be so delivered to the trustee if we file such report with the SEC through the SEC’s EDGAR database no later than the time such report is required to be filed with the SEC (including, without limitation, to the extent applicable, any extension permitted by Rule 12b-25 under the Exchange Act). In the event we are at any time no longer subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, we will continue to provide the trustee and, upon request, any holder, within the time period that we would have been required to file annual and quarterly reports with the SEC (including, without limitation, to the extent applicable, any extension permitted by Rule 12b-25 under the Exchange Act), annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if we were subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act (which, in the case of our annual financial statements, will be audited), in each case, together with a management’s discussion and analysis of financial condition and results of operations. The indenture also requires us to comply with the provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended.

Description of debt securities

CONSOLIDATION, MERGER AND SALE OF ASSETS

We may consolidate or merge with or into another entity, and we may sell or lease or otherwise dispose of all or substantially all of our property or assets to another corporation, if the following conditions, among others, are met:

➢

where we merge out of existence or sell or lease substantially all our property or assets, the other entity must be a corporation organized under the laws of a State or Commonwealth of the United States or the District of Columbia or under U.S. federal law, and it must agree to be legally responsible for the debt securities; and

➢	the merger, sale of assets or other transaction must not cause a default or an event of default on the debt securities.

SUBORDINATION PROVISIONS RELATING TO SUBORDINATED DEBT

The debt securities of a series may be subject to contractual subordination provisions. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of “senior indebtedness” is paid in full or during certain periods when a payment default or other default exists with respect to certain senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement relating to the subordinated debt securities will include a description of the subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

If the trustee or any holder of the series of subordinated debt securities receives any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

CONVERSION AND EXCHANGE RIGHTS

If specified in the applicable prospectus supplement, the debt securities of a series may be convertible into or exchangeable for our common stock or other securities. We will describe in the applicable prospectus supplement, among other things, the conversion or exchange rate or price and any adjustments thereto, the conversion or exchange period or periods, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

DISCHARGE

Unless otherwise indicated in an applicable prospectus supplement, we may satisfy and discharge our obligations thereunder with respect to the debt securities of any series, when either:

➢

all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities of that series that have been replaced or paid and debt securities of that series for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

Description of debt securities

➢

all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of that series, cash, government securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption.

DEFEASANCE

Unless otherwise indicated in an applicable prospectus supplement, we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of a series (“legal defeasance”) except for

➢

the rights of holders of the outstanding debt securities of that series to receive payments in respect of the principal of, or premium or interest, if any, on the debt securities of that series when such payments are due from the trust referred to below;

➢

our obligations with respect to the debt securities of that series concerning issuing temporary securities, registration of securities, mutilated, destroyed, lost or stolen securities and the maintenance of an office or agency for payment and money for security payments held in trust;

➢	the rights, powers, trusts, duties and immunities of the applicable trustee and our obligations in connection therewith; and

➢	the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants in respect of the debt securities of any series that are described in the indenture (“covenant defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of that series. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency and similar events) described under “-Events of Default” will no longer constitute an event of default with respect to the debt securities of that series.

In order to exercise either legal defeasance or covenant defeasance we are required to meet specific conditions, including:

➢

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of that series, cash, government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of, or premium and interest, if any, on the outstanding debt securities of that series on the stated maturity or on the applicable redemption date, as the case may be;

➢

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

Description of debt securities

➢

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

Unless otherwise provided in a prospectus supplement, we intend to issue debt securities only in registered global form.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity or perform this role ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

PAYMENT AND PAYING AGENTS

We will pay interest to you if you are a holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “regular record date” and will be stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

We may choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from the trust office.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Description of debt securities

NOTICES

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Description of common stock

The following summary of some provisions of our capital stock is not complete. You should refer to our articles of incorporation, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and applicable law for more information.

GENERAL

We are authorized to issue 45,000,000 shares of common stock, of which 14,486,894 shares were issued and 14,463,842 shares were outstanding at March 19, 2007.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders do not have the right to cumulate their votes in the election of directors.

Holders of our common stock are entitled to share in dividends as declared by our Board of Directors in its discretion. In the event of our liquidation, each outstanding share of common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities. Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of our stock or any other securities of ours. We do not have any redemption or sinking fund provisions with regard to our common stock. All outstanding shares of common stock are fully paid, validly issued and non-assessable.

The vote of holders of a majority of all outstanding shares of common stock is required to amend our articles of incorporation and to approve mergers, reorganizations, and similar transactions.

PROVISIONS AFFECTING BUSINESS COMBINATIONS

We are subject to Chapter 1704 of the Ohio Revised Code, which prohibits us from entering into transactions with persons owning 10% or more of our outstanding voting power for at least three years after attaining 10% ownership unless the Board of Directors has approved the acquisitions of shares resulting in such ownership. Ohio Revised Code §1707.043 requires a person or entity making a proposal to acquire control of us to repay us any profits made from trade in our stock within 18 months after making the control proposal.

In 1999, Kendle’s Board of Directors adopted a shareholder rights plan to protect against certain types of takeover practices that could deprive Kendle shareholders of the fair value of their shares. Kendle’s plan provides that, in the event any person or entity acquires 15% or more of its outstanding common stock, shareholders will be entitled to purchase shares of Kendle common stock, or in certain instances shares of the acquirer, at a discounted price.

These provisions of our rights plan and Ohio law would be important in any attempted takeover of us and could operate, depending on how utilized by the Board of Directors, either to discourage a hostile takeover or to enable the Board of Directors to negotiate a higher price than may be initially proposed in any such situation.

Description of preferred stock

The following briefly summarizes the material terms of the preferred stock that we may offer, other than pricing and related terms disclosed in a prospectus supplement. You should read the particular terms of any series of preferred stock that we offer which we will describe in more detail in any prospectus supplement relating to such series. You should also read the more detailed provisions of our articles of incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

Our Board of Directors is authorized to issue up to 100,000 shares of preferred stock. Our Board of Directors can issue shares of preferred stock in one or more series and can specify the following terms for each series:

➢	the number of shares;

➢	the designation, powers, preferences and rights of the shares; and

➢	the qualifications, limitations or restrictions, except as otherwise stated in the articles of incorporation.

Before issuing any series of preferred stock, our Board of Directors will adopt resolutions creating and designating the series as a series of preferred stock, and the resolutions will be filed in a statement with respect to shares as an amendment to the articles of incorporation.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our Board of Directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. An example includes issuances to obtain additional financing in connection with acquisitions or otherwise. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change in control of us.

Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

RANK

Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, the shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

DIVIDENDS

Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our Board of Directors out of funds

Description of preferred stock

legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

➢	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

➢	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of ours ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:

➢	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

➢	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

CONVERSION AND EXCHANGE

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

REDEMPTION

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holders, or may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that our Board of Directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the

Description of preferred stock

prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

VOTING RIGHTS

If we issue voting preferred stock, holders of preferred stock will be entitled to one vote per share on each matter submitted to our shareholders. If we issue non-voting preferred stock, holders of preferred stock will have no voting rights, except as required by applicable law. The prospectus supplement will state the voting rights, if any, applicable to any particular series of preferred stock.

Description of warrants

We may issue warrants for the purchase of common stock, debt securities or other securities registered pursuant to this registration statement and described in this prospectus. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. We will issue each series of warrants under a separate warrant agreement that will be entered into between us and a bank or trust company, as warrant agent, and will be described in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes certain general terms and provisions of debt warrants or common stock warrants we may offer. We will set forth further terms of the debt warrants, common stock warrants or warrants to purchase other securities and the applicable warrant agreement in the applicable prospectus supplement.

DEBT WARRANTS

The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

➢	the title of the debt warrants;

➢	the offering price for the debt warrants;

➢	the aggregate number of the debt warrants;

➢	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

➢	if applicable, the designation and terms of the securities with which such debt warrants are issued and the number of such debt warrants issued with each security;

➢	if applicable, the date from and after which such debt warrants and any securities issued therewith will be separately transferable;

➢	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

Description of warrants

➢	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

➢	if applicable, the minimum or maximum amount of such debt warrants which may be exercised at any one time;

➢	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered form;

➢	information with respect to book-entry procedures, if any;

➢	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

➢	if applicable, a discussion of certain United States federal income tax considerations;

➢	the identity of the warrant agent for the warrants;

➢	the antidilution provisions of such debt warrants, if any;

➢	the redemption or call provisions, if any, applicable to such debt warrant; and

➢	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

COMMON STOCK WARRANTS

The applicable prospectus supplement will describe the terms of any common stock warrants, including the following:

➢	the title of such warrants;

➢	the offering price of such warrants;

➢	the aggregate number of such warrants;

➢	the designation and terms of the common stock that is issued and purchasable upon exercise of such warrants;

➢	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

➢	if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;

➢	the number of shares of common stock that is issued and purchasable upon exercise of the warrants and the price at which such shares may be purchased upon exercise;

➢	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

➢	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

➢	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

➢	if applicable, a discussion of certain United States federal income tax considerations;

➢	the identity of the warrant agent for the warrants; and

➢	the antidilution provisions of the warrants, if any.

Description of depositary shares

The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time. These provisions would be important to holders of depositary receipts. Pricing and related terms are not included in this summary and will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the depositary shares or depositary receipts being offered and provide any additional provisions applicable to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the form of deposit agreement filed as an exhibit to the registration statement which contains this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of a particular series of preferred stock that we issue and deposit with a depositary. The fraction or the multiple of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. These rights include any applicable dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

DEPOSITARY RECEIPTS

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

WITHDRAWAL OF PREFERRED STOCK

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Description of depositary shares

DIVIDENDS AND OTHER DISTRIBUTIONS

The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred stock. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

REDEMPTION OF DEPOSITARY SHARES

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable method as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

VOTING THE PREFERRED STOCK

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will describe the matters to be voted on and explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder as instructed. The depositary will abstain from voting shares of preferred stock deposited under a deposit agreement if it has not received specific instructions from the holder of the depositary shares representing those shares.

Description of depositary shares

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock,” to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up. We may also terminate the deposit agreement at any time we wish with at least 60 days prior written notice to the depositary. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

CHARGES OF DEPOSITARY AND EXPENSES

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the related series of offered preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of offered preferred stock by holders of the depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary receipts will pay other taxes and governmental charges and any other charges provided in the deposit agreement to be payable by them.

LIMITATIONS ON OUR OBLIGATIONS AND LIABILITY TO HOLDERS OF DEPOSITARY RECEIPTS

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary as follows:

➢	we and the depositary are only liable to the holders of depositary receipts for negligence or willful misconduct; and

➢

we and the depositary have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity.

RESIGNATION AND REMOVAL OF DEPOSITARY

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of the notice of resignation or removal of the depositary, we will appoint a successor depositary.

REPORTS TO HOLDERS

We will deliver all required reports and communications to holders of the offered preferred stock to the depositary, and it will forward those reports and communications to the holders of depositary shares.

Plan of distribution

We may sell the securities through underwriters or dealers, directly to one or more purchasers or through agents. The prospectus supplement will include the names of underwriters, dealers or agents that we retain, will include the purchase price of the securities; our proceeds from the sale; any underwriting discounts or commissions and other items constituting underwriters’ compensation; and any securities exchanges on which the securities may be listed.

In some cases, we may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

➢	at a fixed price or prices, which may be changed;

➢	at market prices prevailing at the time of sale;

➢	at prices related to prevailing market prices; or

➢	at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933.

In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

Securities may also be sold in one or more of the following transactions:

➢

block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

➢	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

➢	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

➢	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

Plan of distribution

➢	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Global Select Market, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

If dealers are utilized in the sale of the securities, we may sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

We may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities, which may entitle these persons to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful.

Underwriters, dealers and agents may engage and may in the past have engaged in transactions with or perform or have performed services for us, our affiliates, or be or have been customers of ours, our affiliates, or otherwise engage or have engaged in commercial activities with us, our affiliates, in the ordinary course of business.

Legal matters

The legality of the common stock offered by this prospectus will be passed upon for us by Keating Muething & Klekamp PLL, Cincinnati, Ohio.

Experts

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Kendle International Inc.’s (“Kendle”) Annual Report on Form 10-K and the combined balance sheet of the Phase II-IV Clinical Services Business (“Clinical Services”) as of October 20, 2004, and the related combined statement of operations, changes in invested equity and total comprehensive income, and cash flows for the period from January 1, 2004 to October 20, 2004 incorporated in this prospectus by reference from Kendle International, Inc.’s Form 8-K/A dated November 1, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined audited historical financial statements of Phases II-IV Clinical Services Business of Charles River Laboratories International Inc. included in Kendle International Inc’s Current Report on Form 8-K/A dated November 1, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.